                                                                   Exhibit 10.3
================================================================================

                                 LOAN AGREEMENT


                          Dated as of January 11, 1995


                                     among


                          KCS ENERGY MARKETING, INC.,
                                  as Borrower,


                              KCS ENERGY, INC. and
                                 PROLIQ, INC.,
                              each as a Guarantor,

                                      and

                      CANADIAN IMPERIAL BANK OF COMMERCE,
                                   as Lender.

================================================================================

                      LOAN AGREEMENT


                     TABLE OF CONTENTS

                                                          Page
                                                          ----
SECTION 1.    DEFINITIONS ...............................   1

SECTION 2.    THE LOANS .................................  21
        2.1     Loans ...................................  21
        2.2     Note ....................................  22
        2.3     Loan Requests ...........................  22
        2.4     The Loan Commitment .....................  23
        2.5     Mandatory Payments ......................  23

SECTION 3.    TERMS APPLICABLE TO LOANS .................  24
        3.1     Payments and Prepayments ................  24
        3.2     Maximum Interest ........................  27
        3.3     Computations ............................  27
        3.4     Minimum Amounts .........................  27

SECTION 4.    TERMINATION ...............................  27
        4.1     Credit Expiration Date ..................  27
        4.2     Termination by the Borrower .............  27

SECTION 5.    YIELD PROTECTION AND ILLEGALITY ...........  28
        5.1     Additional Costs ........................  28
        5.2     Limitation on Types of Loans ............  29
        5.3     Illegality ..............................  30
        5.4     Certain Conversions Pursuant to Sections
                  5.1, 5.2 and 5.3 ......................  30
        5.5     Compensation ............................  30

SECTION 6.    REPRESENTATIONS AND WARRANTIES ............  31
        6.1     Organization, Powers, etc. ..............  31
        6.2     Corporate Authority, etc. ...............  32
        6.3     Government Approvals ....................  32
        6.4     Government Regulation ...................  32
        6.5     Valid and Binding Obligations ...........  33
        6.6     Litigation ..............................  33
        6.7     Use of Proceeds .........................  33
        6.8     Accuracy of Information .................  33
        6.9     Accuracy of Representations and
                   Warranties ...........................  33
        6.10    Financial Position ......................  33
        6.11    Pledge of Collateral ....................  34



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
        6.12    Title to Assigned Collateral ............  34
        6.13    Tax Returns .............................  34
        6.14    ERISA ...................................  35
        6.15    No Material Adverse Change ..............  35
        6.16    Compliance with Laws ....................  35
        6.17    Chief Place of Business .................  36
        6.18    Lock-Box Banks; Lock-Box Accounts .......  36
        6.19    Franchises, Licenses, Trademarks and
                  other Rights ..........................  36
        6.20    No Default ..............................  36
        6.21    Capital Stock ...........................  36
        6.22    Trade Names, etc. .......................  37

SECTION 7.    CONDITIONS PRECEDENT ......................  37
        7.1     No Default ..............................  37
        7.2     Opinions of Counsel .....................  38
        7.3     Other Supporting Documents ..............  38
        7.4     Control of Proliq and the Borrower ......  39
        7.5     Loan Request ............................  40
        7.6     Fees Paid ...............................  40
        7.7     Representations and Warranties ..........  40

SECTION 8.    AFFIRMATIVE COVENANTS .....................  40
        8.1     Payment of Taxes, etc. ..................  40
        8.2     Preservation of Corporate Existence .....  40
        8.3     Compliance with Laws, etc. ..............  41
        8.4     Inspection Rights .......................  41
        8.5     Maintenance of Approvals, Filings and
                  Registrations .........................  41
        8.6     Reporting Requirements ..................  41
        8.7     Performance of Agreements ...............  45
        8.8     Notices .................................  45
        8.9     Compliance with Policies and Contracts...  46
        8.10    Instructions to Obligors ................  46
        8.11    Books and Records .......................  46
        8.12    Further Assurances ......................  46
        8.13    Other Agreements ........................  46
        8.14    Insurance ...............................  47

SECTION 9.      NEGATIVE COVENANTS ......................  47
        9.1     Use of Proceeds .........................  47
        9.2     Financial Covenants .....................  47
        9.3     Amendments ..............................  48
        9.4     Maximum Credits Outstanding .............  48
        9.5     Prohibition of Fundamental Changes ......  48
        9.6     Dividends ...............................  49
        9.7     Business ................................  49
        9.8     No Commingling ..........................  49

        9.9     Capital Stock ...........................  49

SECTION 10.     PORTFOLIO EVENTS ........................  50
        10.1    Portfolio Events.........................  50

SECTION 11.   EVENTS OF DEFAULT .........................  51
        11.1    Events of Default .......................  51

SECTION 12.   FEES ......................................  55
        12.1    Structuring Fee and Commitment Fee ......  55
        12.2    Expenses ................................  55
        12.3    Invoices for Fees .......................  55

SECTION 13.   GUARANTY ..................................  56
        13.1    The Guaranty ............................  56
        13.2    Obligations Absolute; Enforceability ....  58
        13.3    Waiver of Subrogation and Contribution ..  60

SECTION 14.   INDEMNIFICATION ...........................  60
        14.1    Indemnification by the Borrower .........  60
        14.2    Notices .................................  62

SECTION 15.   MISCELLANEOUS .............................  62
        15.1    Notices .................................  62
        15.2    Survival and Termination of Agreement ...  65
        15.3    Applicable Law ..........................  65
        15.4    Waiver; Modifications in Writing ........  65
        15.5    Non-Waiver of Rights ....................  66
        15.6    Successors and Assigns ..................  66
        15.7    Right to Grant Assignments and
                  Participations ........................  67
        15.8    Captions ................................  67
        15.9    Counterparts ............................  67
        15.10   Severability ............................  67
        15.11   Waiver of Trial by Jury; Consent to
                  Jurisdiction ..........................  67
        15.12   Set-off .................................  68


                         SCHEDULES


Schedule 1      - List of Booking Offices

Schedule 2      - List of Special Concentration Limits

Schedule 3      - List of Lock-Boxes

Schedule 4      - List of Volumetric Production Contracts

Schedule 6.22   - Trade Names

Schedule 6.6    - Pending Litigation

Schedule 8.6(g) - Mid-Month Report

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                         EXHIBITS


Exhibit A       - Form of Note

Exhibit B       - Form of Certificate

Exhibit C       - Form of Guarantor Certificate

Exhibit D       - Form of Security Agreement

Exhibit E       - Form of Pledge Agreement

Exhibit F       - Form of Loan Request

Exhibit G       - Form of Notice of Conversion or
                  Continuation

Exhibit H       - Form of Receivables Activity Report

                                 LOAN AGREEMENT

         LOAN AGREEMENT dated as of January 11, 1995 among KCS ENERGY MARKETING, INC., a New Jersey corporation (the "Borrower"), KCS ENERGY, INC., a Delaware corporation (the "Parent"), PROLIQ, INC., a New Jersey corporation ("Proliq" and, together with the Parent, the "Guarantors") and CANADIAN IMPERIAL BANK OF COMMERCE (the "Lender").

SECTION 1.  DEFINITIONS

         The capitalized terms used in this Agreement shall have the following meanings, unless otherwise defined herein.

         Additional Costs:  has the meaning assigned to that term in
Section 5.1 of this Agreement.

         Adjusted Consolidated Principal Debt: an amount, determined on a consolidated basis of the Parent and its Subsidiaries, equal to (without duplication) the sum of (i) an amount equal to one-third (1/3) of the sum of the Total Credit Principal plus the Letter of Credit Exposure, and (ii) all current maturities of all other long-term Debt.

         Agreement: this Loan Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

         Alternate Base Rate: a fluctuating rate of interest per annum equal to the highest of

         (a) the rate of interest most recently announced by the Lender at its Booking Office as its base rate;

         (b) the CD Published Moving Rate most recently determined by the Lender, plus 1/2 of 1% per annum; and

         (c)  the Overnight Funds Rate, plus 1% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit. Changes in the rate of interest on any Loan maintained as an Alternate Base Rate Loan shall take effect simultaneously with each change in the Alternate Base Rate. The Lender shall give notice promptly to the Borrower of changes in the Alternate Base Rate.

         Alternate Base Rate Loan: a Loan bearing interest based on the Alternate Base Rate.

         Applicable Laws and Applicable Law: respectively, (i) all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, licenses and permits of any governmental body, instrumentality, agency or authority, and (ii) any of the foregoing.

         Assigned Collateral:  has the meaning assigned to that term in Section
4.1 of the Security Agreement.

         Average Maturity: on any day, that period (expressed in days) equal to the weighted average maturity of the Receivables, as set forth in the most recent Receivables Activity Report; provided, however, that if the Lender shall reasonably disagree with any such calculation, the Lender may recalculate the Average Maturity with respect to such day (which calculation shall be conclusive absent demonstrable error).

         Bay Springs Subordinated Debt: the indebtedness of KCS Resources, Inc., a Delaware corporation, evidenced by the Subordinated Non-Negotiable Promissory Note dated January 1, 1993, payable to Esenjay Petroleum Corporation and in the original principal amount of $5,560,500, together with any and all renewals, extensions and rearrangements of such indebtedness, and as the same is more particularly defined in the KCS Credit Agreement.

         Booking Office: with respect to any Eurodollar Loans or Alternate Base Rate Loans, the respective office of the Lender or an affiliate designated as its "Eurodollar Lending Office" or "Alternate Base Rate Lending Office", respectively, in Schedule 1 to this Agreement; provided, that the Lender may designate a different Booking Office with respect to its Eurodollar Loans or Alternate Base Rate Loans from time to time upon notice to the Borrower; provided, further, that the Alternate Base Rate Lending Office of the Lender shall be located in the United States.

         Borrower: has the meaning assigned to such term in the introduction to this Agreement.





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         Borrowing Base:  at any time of determination, 100% of the aggregate outstanding balance of all Eligible Receivables at such time less the sum determined at such time of the items set forth in (i) through (vii) below:

         (i)     the Reserve;

         (ii) the aggregate amount by which the outstanding balance of Eligible Receivables not required to be paid until a date at least 31 days, but no more than 45 days, after the billing date thereof exceeds $300,000;

         (iii)   the aggregate amount by which the outstanding balance of UCC
                 9.319 Receivables exceeds the UCC 9.319 Receivable Limit;

         (iv) the aggregate amount by which the outstanding balance of Project Receivables exceeds the Project Receivables Limit;

         (v) the aggregate amount by which the outstanding balance of Eligible Receivables of each Obligor exceeds the Standard Concentration Limit or the Special Concentration Limit with respect to such Obligor less, with respect to each Obligor which is a Project, the amount specified in clause (vi) below due from a single entity described therein to such Project;

         (vi) the aggregate amount by which the outstanding balance of Receivables due from a single entity to one or more Projects exceeds the Standard Concentration Limit or any applicable Special Concentration Limit; and

         (vii) an amount equal to the positive result, if any, between (a) the product of (1) the outstanding balance of Eligible Receivables as at the end of the full calendar month most recently completed, (2) 2.00 and (3) the highest of the fractions determined for each full calendar month during the period of twelve (12) full calendar months



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
                 preceding the date of determination obtained by dividing (A) the aggregate amount of Dilutions for each such full calendar month by (B) the outstanding balance of Receivables as at the end of the full calendar month most recently completed, less
                 (b) the Standard Concentration Limit.

         Business Day: any day other than a Saturday, Sunday or a day when banks are authorized or required by law to close in New York, New York and, if such day relates to a borrowing of, a payment or prepayment of principal of, or interest on, or a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, conversion or Interest Period, any day which is also a London Banking Day.

         Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         Capital Stock: with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         CD Published Moving Rate: at any time, the latest three-week moving average of daily secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on the second Business Day of each week by the Lender on the basis of:

         (a) such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York; or

         (b) if such publication is suspended or terminated, the rate of interest determined by the Lender to be the average of the bid rates quoted to the Lender by two certificate of deposit dealers of recognized standing selected by the Lender (in its sole discretion) for the purchase at face value of three-month certificates of deposit in an amount approximately equal or comparable to the Alternate Base Rate Loan with respect to which the computation is being made, in either case rounded upwards, if necessary, to the next higher 1/16 of 1%.

         Code: the Internal Revenue Code of 1986, as amended.

         Commitment Expiration Date: June 11, 1996; provided, that such Expiration Date may be extended for an additional six calendar months on the last Business Day of June and December of each year, commencing with June, 1995, if the Borrower gives the Lender written notice not later than thirty (30) days prior to the end of June or December, as the case may be, and the Lender provides the Borrower with its written consent to such extension not later than thirty (30) days after receipt of the Borrower's notice.

         Commitment Fee: the fee described in Section 12.1(ii) of this Agreement.

         Consolidated Cash Flow: for the four (4) fiscal quarter period then ended, an amount determined on a consolidated basis for the Parent and its Subsidiaries, equal to (without duplication) the sum of (i) net income (reduced by the matters set forth in clauses (i) through (v) in the definition of Consolidated Net Income, to the extent each is included in such net income),
(ii) all deferred taxes, including, but without limitation, federal income taxes, and (iii) depreciation, depletion and amortization.

         Consolidated Current Assets: at any time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Parent and its Subsidiaries.

         Consolidated Current Liabilities: at any time, all amounts which, in conformity with GAAP, would be included on a consolidated balance sheet of the Parent and its Subsidiaries as current liabilities; provided, however, current liabilities shall exclude current maturities of the Bay Springs Subordinated Debt.

         Consolidated Net Income: with respect to the corresponding reporting period, the consolidated net



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earnings of the Parent and its Subsidiaries (stated as a positive amount) as reflected in each of the periodic consolidated statements of income of the Parent and its Subsidiaries that are required to be furnished pursuant to
Section 8.6 of this Agreement, but excluding therefrom, to the extent included in the calculation of such net earnings, the following: (i) any gain arising from the sale of capital assets, which sale does not occur in the ordinary course of business of the Person making such sale; (ii) any gain arising from any write-up of assets; (iii) the earnings of any other Person substantially all of the assets of which have been acquired by the Parent or any of its Subsidiaries in any manner, to the extent such earnings were realized by such other Person prior to the date of such acquisition; (iv) the earnings of any Person to which substantially all of the assets of the Parent or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Parent or its Subsidiaries shall have merged, to the extent that such earnings were realized prior to the date of such transaction; and (v) any gain arising from the acquisition of any securities of the Parent or its Subsidiaries.

         Consolidated Tangible Net Worth: at any time, (i) all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Parent and its Subsidiaries, plus (ii) the unamortized balance of investment tax credits, plus (iii) the unamortized balance of gain from the sale of Utility Propane Company; provided, however, there shall be excluded therefrom (without duplication): (A) any amount at which shares of capital stock of the Parent or any of its Subsidiaries appear as an asset on such balance sheet, (B) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (C) patents, trademarks, trade names, copyrights, licenses, permits, franchises and research and development expenses,
(D) deferred assets and deferred expenses, (E) unamortized debt discount and related expenses, and (F) all other assets which are properly classified as intangible assets.

         Contingent Obligation: any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted,



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recourse agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         Credit Expiration Date: has the meaning set forth in Section 4.1 of this Agreement.

         Debt: for the Parent and its Subsidiaries on a consolidated basis (without duplication): (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of borrowed money, (ii) all indebtedness representing the deferred payment of the purchase price of Property, assets or services, other than trade payables incurred in the ordinary course of business, (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) all indebtedness under guaranties (other than guaranties by the Parent of trade payables of its Subsidiaries), endorsements (other than for collection or deposit in the ordinary course of business), assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, other than, as to the Parent, a Subsidiary of the Parent, (v) all indebtedness secured by a Lien existing on Property owned by the Person, whether or not the indebtedness secured thereby shall have been assumed, the aggregate amount of such indebtedness being equal to the aggregate fair market value of such encumbered Property, (vi) all indebtedness (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments (other than contingent indebtedness of the Borrower in respect of standby and/or documentary letters of credit issued for the account of the Borrower to secure the payment obligations of the Borrower under specific natural gas purchase contracts entered into in the ordinary course of business, which specific natural gas purchase contracts are specifically dedicated to then in force specific gas sales contracts of the Borrower; provided, however, that (1) the aggregate face amount of all such standby letters of credit and documentary letters of credit outstanding at any time shall not exceed $8,000,000, (2) no such standby letter of credit or documentary letter of credit, as applicable, shall (A) remain outstanding for a period in excess of 60



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days, with respect to a standby letter of credit, or for a period in excess of a normal and customary period for documentary letters of credit issued in the ordinary course for comparable transactions, with respect to a documentary letter of credit, or (B) be guaranteed by any Person (other than the Parent) or secured by any Lien on any Property (other than Property of the Borrower) and
(3) the amount of any draw or other advance made under any such standby letter of credit or documentary letter of credit, as applicable, that is not reimbursed to the issuer of such standby letter of credit or documentary letter of credit, as applicable, within two Business Days after the date of such draw or other advance shall thereafter constitute Debt until such amount has been so reimbursed), (vii) all indebtedness and undertakings to maintain or cause to be maintained the financial position or financial covenants of any other Person (other than, to the extent permitted, and in connection with, the trade payables described in clause (iv) above), (viii) any obligation to redeem or repurchase any of such Person's capital stock, warrants, or stock equivalents, and (ix) the Bay Springs Subordinated Debt, without reduction of any amounts owed thereunder, including, without limitation, any current maturities thereof.

         Default: an Event of Default, or an event which with the notice or lapse of time or both would become an Event of Default.

         Default Ratio: as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the sum, without duplication, of (i) the aggregate outstanding balance of all Receivables that were or should have been charged-off during the full calendar month most recently completed in conformity with the Borrower's credit and collection practices and policies with respect to the Receivables and (ii) the aggregate outstanding balance of all Receivables (other than Receivables the Obligor of which is a Project that is not in final commercial operation) that were unpaid for more than 90 days past the dates on which they were due as of the end of the full calendar month most recently completed, and the denominator of which is the aggregate outstanding balance of all Receivables (other than Receivables the Obligor of which is a Project that is not in final commercial operation) on the last Business Day of the full calendar month most recently completed.

         Defaulted Receivable:  any Receivable which:

         (1) has been or should have been charged-off in conformity with the Borrower's credit and collection practices and policies with respect to the Receivables; or

         (2) is owed by an Obligor who is in bankruptcy, reorganization, insolvency or similar proceedings.

         Dilution Ratio: as of any date of determination, a fraction, expressed as a percentage, the numerator of which shall equal the aggregate amount of Dilutions for the full calendar month most recently completed and the denominator of which shall equal the outstanding balance of Receivables as at the end of such full calendar month.

         Dilutions: the aggregate amount of any reductions and cancellations (net of increases up to the amount of such reductions and cancellations) of Receivables which have been reduced or canceled, respectively, for any reason other than that (1) the Obligors have made payments thereon or (2) the Borrower has charged-off such Receivables in accordance with its credit and collection practices and policies with respect to the Receivables.

         Dollars and $:  lawful money of the United States of America.

         Effective Date: the first date on which the conditions precedent set forth in Section 7 have been satisfied or waived and the Lender shall have delivered a notice to the Borrower to that effect.

         Eligible Receivable:  any Receivable:

         (1) which is not unpaid for more than 60 days past the date on which it was due;

         (2) which is required to be paid in full within 45 days of the billing date;

         (3)  which is payable only in U.S. dollars;

         (4)  which is not a Defaulted Receivable;

         (5)  which is not an Ineligible Receivable;



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






         (6) the Obligor of which has had no Defaulted Receivable at any time during the immediately preceding 12-month period;

         (7) the Obligor of which does not have more than 10% of its total Receivables unpaid for more than 90 days past the dates on which they were due;

         (8) the Obligor of which is a U.S. resident, is not an affiliate of the Borrower and is not a government or subdivision or agency of a government;

         (9) the Obligor of which, if a Project, (i) is not in default under any contracts or agreements to which it is a party, including contracts and agreements with its lenders or power purchasers,
              (ii) is in final commercial operation and (iii) meets all operating performance requirements under its construction contract and power purchase contracts;

         (10) which is not subject to any dispute, claim, defense or offset, except, in the case of any UCC 9.319 Receivable, the rights described in the definition of such term;

         (11) which is an "account" within the meaning of the Uniform Commercial Code of the State in which is located the Borrower's place of business or, if the Borrower has more than one place of business, its chief executive office;

         (12) in which the Borrower has good and marketable title free and clear of all liens, security interests and encumbrances except (i) in the case of any UCC 9.319 Receivable, the rights described in the definition thereof, and (ii) liens, security interests and encumbrances in favor of the Lender under the Security Agreement;

         (13) that is the legal, valid and binding payment obligation of the Obligor thereon;

         (14) which does not contravene any applicable law, rule or regulation in any material respect;

         (15) which is not subject to any restrictions on the transfer, assignability or sale thereof;

         (16) which satisfies all applicable credit and collection practices and policies of the Borrower with respect to the Receivables; and

         (17) which was generated in the ordinary course of the Borrower's business by the Gas Marketing division or Energy Management Services division of the Borrower.

         ERISA: the Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliate: (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or as either of the Guarantors; (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or with either of the Guarantors; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or as either of the Guarantors, as any corporation described in clause (i) above or as any trade or business described in clause (ii) above.

         Eurodollar Loan: a Loan bearing interest based on the Eurodollar Rate.

         Eurodollar Rate: with respect to any Interest Period for any Eurodollar Loan, the rate per annum determined by the Lender to be equal to the quotient (rounded upwards, if necessary, to the next higher 1/16 of 1%) of (y) (i) the rate of interest for deposits in Dollars for a period equal to the number of days in such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days prior to the first day of such Interest Period, or (ii) if such rate does not appear on the Telerate Page 3750 at such time, the rate per annum at which deposits in Dollars are offered by the Lender in immediately available funds at its Eurodollar Lending Office in an amount comparable to the principal amount of such Eurodollar Loan for a period equal to such Interest Period at approximately 10:00 A.M., New York City time, on the date two Business Days before the first day of such Interest Period, divided by (z) a number equal to 1.00 minus the Eurodollar Reserve Percentage.

         Eurodollar Reserve Percentage: for any day, the maximum percentage (expressed as a decimal) specified from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, but not limited to, supplemental, marginal and emergency reserves) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System. The Eurodollar Rate shall be adjusted automatically with respect to any Eurodollar Loan outstanding on the effective date of any change in the Eurodollar Reserve Percentage, as of such effective date.

         Event of Default:  any of the Events of Default described in
Section 11 of this Agreement.

         Guarantors: has the meaning assigned to such term in the introduction to this Agreement.

         Guaranty:  the obligations of the Guarantors as set forth in
Section 13.

         Federal Bankruptcy Code: Title 11 of the United States Code, Sections 101, et seq., and the rules and regulations promulgated thereunder, as amended from time to time.

         GAAP: generally accepted accounting principles in the United States of America in effect from time to time.

         Governmental Authority: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         Guaranteed Obligations:  has the meaning assigned to such term in
 Section 13.1 hereof.

         Historical Default Ratio: as of any date of determination, a percentage equal to the product of (i) 1.50 and (ii) the greatest of the Default Ratios determined as of the day immediately following the end of each full calendar month during the period of twelve (12) full calendar months preceding the most recently completed full calendar month.

         Indebtedness: with respect to any Person, at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements (other than profit-sharing or bonus plans or agreements for employees) or in respect of obligations to redeem, repurchase or exchange any securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, (v) in respect of Capital Leases or (vi) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities is or are assumed by such Person, all as of such time, (c) all indebtedness, obligations or other liabilities of such Person in respect of currency hedging agreements, net of liabilities owed to such Person by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption.

         Ineligible Receivable: at any time, any Receivable which is a UCC 9.319 Receivable with respect to which (i) the holders of the related liens or security interests created pursuant to Section 9.319 or the Oil and Gas Lien Act shall have filed a claim or taken any steps to enforce such liens or security interests (without regard to the subsequent satisfaction of the UCC 9.319 Claim) or (ii) the Lender, in its sole discretion, has deemed to be an Ineligible Receivable.

         Interest Period: with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or converted from an Alternate Base Rate Loan or the last day of the next preceding Interest Period with respect to such Eurodollar Loan and ending on the same day in the first calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

         Notwithstanding the foregoing, (i) no Interest Period may extend beyond the Credit Expiration Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (iii) each Interest Period which would otherwise commence before and end after the Credit Expiration Date shall end on the Credit Expiration Date; and (iv) notwithstanding clauses (i) and (iii) above, if any Interest Period would have a duration of less than one month, such Eurodollar Loans shall be Alternate Base Rate Loans during such period.

         KCS Credit Agreement: the Amended and Restated Credit Agreement dated as of September 29, 1994 among KCS Resources, Inc., KCS Pipeline Systems, Inc., Bank One, Texas, National Association, for itself and as agent for the financial institutions party thereto, and CIBC, Inc., as the same may be amended, extended, supplemented or otherwise modified from time to time.

         Lender: has the meaning assigned to such term in the introduction to this Agreement.

         Letter of Credit Exposure: at any time, without duplication, the sum of (i) the aggregate undrawn amount of all unexpired Letters of Credit, plus
(ii) the aggregate unpaid amount of all reimbursement obligations of KCS Resources, Inc. and KCS Pipeline Systems, Inc. at such time due and payable in respect of drawings made under such Letters of Credit.

         Letters of Credit: all standby letters of credit issued by Bank One, Texas, National Association, pursuant to the KCS Credit Agreement, together with that certain letter of credit dated March 3, 1994 in the amount of $9,140,000 issued by Bank One, Texas, National Association to Coastal Oil & Gas Corporation, as beneficiary, for the account of KCS Resources, Inc. and KCS Pipeline Systems, Inc.

         Lien: any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial

Code of any jurisdiction in connection with any of the foregoing).

         Loan and Loans: respectively, (i) a loan made from time to time by the Lender to the Borrower under Section 2.1 hereof, and (ii) all of such loans made by the Lender to the Borrower.

         Loan Commitment:  $25,000,000.

         Loan Documents: this Agreement, the Note, the Security Agreement, the Pledge Agreement and each other agreement, document or instrument delivered in connection herewith or therewith.

         Loan Request: has the meaning assigned to such term in Section 2.3 of this Agreement.

         Lock-Box: any lock-box(es) or account(s) to which Obligors remit payments in respect of Receivables.

         Lock-Box Agreement:  each agreement, in substantially the form of
Exhibit 1.1-L to the Security Agreement, among the Borrower, the Lender and a Lock-Box Bank.

         Lock-Box Bank: any institution at which a Lock-Box is maintained (as of the date hereof being those institutions specified in Schedule 3 to this Agreement).

         London Banking Day: any day on which dealings in Dollar deposits are carried out in the London interbank markets.

         Mid-Month Report: a mid-month production report to be delivered by the Borrower in the form of Schedule 8.6(g) to this Agreement.

         Multiemployer Plan: a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or was at any time during the five preceding years, contributed to by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate for the benefit of its employees.

         Note: the promissory note issued by the Borrower and payable to the order of the Lender evidencing the Loans, as provided herein, in substantially the form attached as Exhibit A to this Agreement.

         Notice of Conversion or Continuation: a written notice, in substantially the form of Exhibit G to this Agreement, delivered by the Borrower to the Lender pursuant to Section 3.1(c) of this Agreement.

         Obligor: any Person which is obligated to make payment on a Receivable.

         Oil and Gas Lien Act: the Oil and Gas Products Lien Act of the State of New Mexico (N.M. Stat. Ann. 48-9-1 et seq. (1987)), the Oil and Gas Owners' Lien Act of the State of Oklahoma (Okla. Stat. Ann Tit. 52 Sec. 548 et seq. (West 1991)), and any comparable provision of the law of any other jurisdiction.

         Overnight Funds Rate: for any day, a fluctuating interest rate per annum equal to the rate of interest offered in the interbank market to the Lender as the overnight Federal funds rate at or about 10:00 a.m., New York City time, on such day (or if such day is not a Business Day, for the next preceding Business Day).

         Parent: has the meaning assigned to such term in the introduction to this Agreement.

         PBGC:  Pension Benefits Guaranty Corporation or any successor thereto.

         Person: an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity whether acting in an individual, fiduciary or other capacity.

         Plan: any "employee benefit pension plan" or other "plan" (including a Multiemployer Plan) established or maintained, as to which contributions have been made, by any Person for its respective employees and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

         Pledge Agreement: the Pledge and Security Agreement dated as of January 11, 1995 between Proliq and the Lender, in substantially the form attached as Exhibit E to this Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

         Pledged Collateral: has the meaning set forth in Section 4.1 of the Pledge Agreement.

         Portfolio Event: any of the Portfolio Events described in Section 10 of this Agreement.

         Portfolio Maturity Date:  has the meaning assigned to such term in
Section 10.1 of this Agreement.

         Post-Default Rate: the Alternate Base Rate as in effect from time to time plus three percent (3.0%).

         Project: an Obligor of the Energy Management Services division of the Borrower which constructs, operates and/or maintains facilities for the generation and transmission of electricity.

         Project Receivables Limit: at any time of determination, an amount equal to 25% of the outstanding balance of Eligible Receivables at such time.

         Project Receivable: any Receivable with respect to which the Obligor is a Project.

         Proliq: has the meaning assigned to such term in the introduction to this Agreement.

         Property: all types of real, personal tangible, intangible or mixed property, including fixtures.

         Receivable: the obligation of any Person to pay for goods or merchandise sold or services rendered by the Gas Marketing division and the Energy Management Services division of the Borrower (whether or not a statement or invoice has been generated or sent to the Obligor) and includes the Borrower's rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all books and records relating to the Receivables and all proceeds of the foregoing; provided, that "Receivable" shall not include (i) the obligation of an Obligor with respect to sales ("Excluded Sales") of gas or oil by the Borrower, which gas or oil was acquired by the Borrower pursuant to the volumetric production payment contracts described on Schedule 4 hereto, (ii) the Borrower's rights to payment of any interest or finance charges relating to Excluded Sales, (iii) contracts relating to Excluded Sales, (iv) security interests, guaranties and property securing or supporting payment of Excluded Sales, (v) books and records relating to Excluded Sales, or (vi) proceeds of items listed in clauses (i) through (v) above.

         Receivables Activity Report: the report to be provided by the Borrower in the form of Exhibit H hereto.

         Regulatory Change: any change in United States federal, state or foreign laws or the making of any interpretations, directives or requests applying to a class of banks, including the Lender, under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         Reportable Event: any event described in Section 4043(b) of ERISA.

         Reserve: as of any date of determination, an amount equal to the product of (i) the aggregate outstanding principal amount of the Loans, and (ii) the greater of (a) 12% and (b) a fraction, the numerator of which equals the sum of the items set forth below (each expressed as a percentage), and the denominator of which equals 100% minus such sum:

         (1) the result of (a) the product of (i) the Standard Concentration Limit as of such date and (ii) 2, divided by (b) the aggregate outstanding principal amount of the Loans as of such date;

         (2) the product of (a) 2 and (b) the highest of the Default Ratios for any of the 12 full calendar months immediately preceding such date;

         (3)  1%; and

         (4) the product of (a) the sum of (i) the Eurodollar Rate on the Business Day immediately preceding such date and (ii) 5.375% and (b) 104/360.

         Section 9.319: Section 9.319 of the Uniform Commercial Code in effect in the State of Texas, Section 84- 9-319 of the Uniform Commercial Code in effect in the State of Kansas, Section 34.1-9.319 of the Uniform Commercial Code in effect in the State of Wyoming, and any comparable provision of the law of any other jurisdiction.

         Security Agreement: the Security Agreement dated as of January 11, 1995 between the Borrower, the Parent and the Lender, in substantially the form attached as Exhibit D to this Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

         Settlement Date: means the twentieth (20th) day of each calendar month.

         Special Concentration Limit: with respect to the Receivables owing from any Obligor listed on Schedule 2 hereto (together with its Subsidiaries and affiliates), the amount indicated opposite the name of such Obligor on Schedule 2 hereto; provided that notwithstanding any other term or provision contained herein the Lender may, at any time in its sole discretion, reduce or increase the Special Concentration Limit for any such Obligor, or add the name of any other Obligor to the list of Obligors on such Schedule 2, through the delivery by the Lender to the Borrower of an amended Schedule 2 hereto.

         Standard Concentration Limit: with respect to all of the Receivables owing from a single Obligor (except for an Obligor listed on Schedule 2 hereto) or from a customer of a Project or Projects, together with Receivables owing from its affiliates or Subsidiaries, an amount equal to $600,000; provided that the Lender may, at any time in its sole discretion, reduce or increase the Standard Concentration Limit for any Obligor through the delivery of a notice by the Lender to the Borrower.

         Structuring Fee: the fee described in Section 12.1(i) of this Agreement.

         Subsidiary: as to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, (ii) a limited or general partnership of which such Person or any of its subsidiaries is a general partner, or (iii) a business trust in which such Person holds a majority interest comparable to that for a corporation as described above.

         Taxes: all taxes, levies, imposts, duties, or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, and any liability (including penalties and interest) arising therefrom or with respect thereto, except for any taxes (other than United States withholding taxes) on the overall net income of the Lender or any similar tax in lieu of an overall net income tax on the Lender imposed by any jurisdiction with respect to which the Lender is subject to such tax without regard to the transactions contemplated by the Loan Documents.

         Termination Event: (i) any Reportable Event with respect to a Plan, as to which the requirements of Section 4043(a) of ERISA have not been waived by the PBGC (provided that a failure to meet the minimum funding standard of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers by the PBGC); (ii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA or any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan; (iii) the complete or partial withdrawal of the Borrower or either Guarantor from a Multiemployer Plan or the receipt by the Borrower or either Guarantor of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (iv) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or either Guarantor to enforce Section 515 of ERISA; or (v) any event or circumstance under which the Borrower or either Guarantor may reasonably be expected to incur any liability under Title IV of ERISA with respect to any Plan other than liabilities to make contributions and pay premiums in the ordinary course.

         Total Credit Principal: the aggregate outstanding principal amount of advances made under (i) that certain Bank One Credit Note dated September 29, 1994 made by KCS Resources, Inc. and KCS Pipeline Systems, Inc. in favor of Bank One, Texas, National Association, in the original principal amount of $50,000,000, and (ii) that certain CIBC Credit Note dated September 29, 1994 made by KCS Resources, Inc. and KCS Pipeline Systems, Inc. in favor of CIBC, Inc., in the original principal amount of $50,000,000.

         UCC 9.319 Receivable Limit: at any time, an amount equal to the lesser of (i) $2,000,000 and (ii) 10% of the aggregate outstanding principal amount of the Loans at such time.

         UCC 9.319 Claims: at any time, with respect to Receivables, the aggregate amount owing to interest owners entitled to the benefits of the lien or security interest created in such Receivables by Section 9.319 or the Oil and Gas Lien Act.

         UCC 9.319 Receivable: any Receivable as to which the Lender does not have a first priority perfected security interest under the Security Agreement, free and clear of all other liens, security interests and encumbrances, because of the rights created pursuant to Section 9.319 or the Oil and Gas Lien Act.

SECTION 2.  THE LOANS

         2.1 Loans. (a) Subject to the terms and conditions set forth in this Agreement, the Lender hereby agrees that it will, from time to time prior to the Credit Expiration Date, make Loans to the Borrower, subject to the immediately succeeding sentence. Anything contained herein to the contrary notwithstanding, the Lender shall not be obligated in any manner to make any Loan in a principal amount which exceeds the positive result of (i) the lesser of (A) the Borrowing Base and (B) the Loan Commitment, less (ii) the aggregate principal amount of Loans outstanding on the proposed date of the making of such Loan. Not later than 1:00 P.M., New York City time, on the date of the proposed borrowing, the Lender shall make funds in respect of such Loan available to the Borrower at the Lender's office in New York City or shall disburse such funds in Dollars to the Borrower in accordance with the disbursement instructions set forth in the Loan Request.

         (b) Each Loan Request, to be effective, shall include a computation demonstrating compliance with the limits set forth in the second sentence of paragraph (a) hereof. Each Loan shall be subject to the terms and provisions of Sections 3 and 5 hereof.

         2.2 Note. Each Loan made by the Lender shall be evidenced by, and recorded on, the Note. The Borrower hereby authorizes the Lender to make the appropriate notations on the schedule annexed to the Note for purposes of recording any Loan made thereon and any payments or prepayments made with respect thereto (provided that any failure by the Lender to make any such notation shall not affect the obligations of the Borrower hereunder or under the
Note in respect of such Loan). The Borrower agrees that each notation made by the Lender on the schedule annexed to the Note shall be final and conclusive absent demonstrable error. The aggregate principal amount of the Loans outstanding at any time shall constitute the principal amount owing on the Note at such time. The principal of the Note, together with all accrued and unpaid interest thereon, shall be payable on the Credit Expiration Date, subject to
Section 3.1 hereof and to acceleration as provided in this Agreement.

         2.3 Loan Requests. (a) The Borrower shall deliver to the Lender a written request, in substantially the form of Exhibit F to this Agreement (a "Loan Request") (i) for a Eurodollar Loan, not later than 11:00 A.M., New York City time, at least three Business Days prior to the date of the proposed borrowing and (ii) for an Alternate Base Rate Loan, not later than 11:00 A.M., New York City time, on the day of the proposed borrowing. The Loan Request shall specify (i) the date of the proposed borrowing (which shall be a Business Day),
(ii) the principal amount of the Loan to be made on that date (which, in accordance with Section 3.4 hereof, shall be an integral multiple of $100,000 with a minimum of $1,000,000), (iii) whether such Loan is an Alternate Base Rate Loan or a Eurodollar Loan and (iv) the disbursement instructions for the proceeds of such Loan. Each Loan Request submitted by the Borrower shall be an affirmation by the Borrower that (x) the representations and warranties of the Borrower set forth in Section 6 of this Agreement are on the date of such Loan Request, and will be on the date of the proposed borrowing, true and correct as if made on and as of such dates, and (y) no Portfolio Event, Default or Event of Default shall have occurred and be continuing on such dates. Any Loan Request given pursuant hereto shall be irrevocable.

         (b) If the Lender shall make a request therefor, each Loan Request delivered to the Lender hereunder shall be accompanied by a Receivables Activity Report dated of even date therewith, together with such other information requested by the Lender.

         2.4 The Loan Commitment. (a) The Borrower may from time to time reduce the Loan Commitment by $1,000,000 or a multiple thereof upon two Business Days' written notice to the Lender. Any such reduction shall be permanent and irrevocable; provided that the amount of the Loan Commitment as so reduced shall at no time be less than the aggregate principal amount of all outstanding Loans.

         (b) Upon the occurrence of the Credit Expiration Date pursuant to
Section 4.1 hereof, the Loan Commitment shall be reduced to zero.

         (c) After the effective date of any reduction pursuant to Section 2.4(a) hereof, the term "Loan Commitment" shall mean the Loan Commitment in effect immediately prior to such reduction less the amount of such reduction of the Loan Commitment.

         2.5 Mandatory Payments. (a) If at any time the principal amount of outstanding Loans shall exceed the lesser of (i) the Loan Commitment and (ii) the Borrowing Base, then the Borrower shall immediately prepay the Loans in an amount equal to such excess.

         (b) If at any time the Lender shall notify the Borrower of the occurrence of a Portfolio Event pursuant to Section 10.1, then, on each Business Day thereafter, the Borrower shall pay to the Lender an amount equal to the aggregate amount of all payments and other collections paid by Obligors or any other Persons with respect to the Receivables and received by the Borrower on or before the day immediately preceding such Business Day to the extent not previously paid to the Lender. Such amounts paid by the Borrower to the Lender shall be applied as a prepayment of the outstanding principal amount of the Loans.

SECTION 3.  TERMS APPLICABLE TO LOANS

         3.1 Payments and Prepayments. (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder and under the Note shall be made in Dollars, in immediately available funds, to the Lender. Such payments shall be made no later than 2:00 P.M., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment hereunder or under the Note, specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if a Portfolio Event or an Event of Default has occurred and is continuing, the Lender may apply such payment to such type of Loan(s) or other amounts payable hereunder as it may elect in its sole discretion, but subject to Section 3.1(f) hereof). If the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension; provided, that, with respect to Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, such due date shall be the next preceding Business Day.

         (b) Borrower's Obligations Absolute. The Borrower's obligations to pay the Lender hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender.

         (c) Optional Conversions. The Borrower may, at its option, (i) on the last day of any Interest Period, convert a Eurodollar Loan into an Alternate Base Rate Loan, (ii) on the last day of any Interest Period, continue a Eurodollar Loan as a Eurodollar Loan, and (iii) on any Business Day, convert an Alternate Base Rate Loan into a Eurodollar Loan; provided, that, except as otherwise provided in this Agreement to the contrary, the Borrower shall deliver to the Lender a Notice of Conversion or Continuation by 11:00 A.M., New York City time, (A) in the case of clauses (ii) and (iii) above, not less than three Business Days' prior to the date of each such conversion or continuation, and (B) in the case of clause (i) above, on or prior to the date of such conversion. Each Notice of Conversion or Continuation shall specify (x) the amount of each Loan to be continued or converted, (y) the date of such continuation or conversion, and (z) the type of Loan to be continued or converted (and in the case of a conversion, the type of Loan to result from such conversion).

         (d) Optional Prepayments. The Borrower may, at its option, without penalty or premium, (i) on the last day of any Interest Period, prepay all or any portion of the principal of the Eurodollar Loans, and (ii) on any Business Day, prepay all or any portion of the principal of the Alternate Base Rate Loans; provided, in each case, that any such prepayment, if a partial prepayment, shall be an integral multiple of $100,000 with a minimum amount of $1,000,000. The Borrower shall deliver to the Lender notice of such prepayment by 11:00 A.M., New York City time on such prepayment date, specifying the amount of each Loan to be prepaid on such date.

         (e) Payment of Interest. (i) The Borrower hereby promises to pay to the Lender on each Settlement Date interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof (a) during the periods such Loan is an Alternate Base Rate Loan, at the Alternate Base Rate and (b) during the periods such Loan is a Eurodollar Loan, at the Eurodollar Rate, plus 1.375%; provided, however, that after the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at the Post-Default Rate.

         (ii) Notwithstanding the foregoing, the Borrower hereby promises to pay interest on any Loan or any installment thereof and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, and on any other amount payable by the Borrower hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Post-Default Rate.

         (iii) Except as provided in the next sentence, accrued interest on each Loan shall be payable on each Settlement Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Lender.

         (f) Application of Prepayments. If the amount of any payment or prepayment received by the Lender in respect of a Loan is less than the principal of and interest accrued on such Loan and required to be paid on the date of payment or prepayment, the amount paid or prepaid on such Loan shall be applied by the Lender first to accrued interest and then to principal.

         (g) Net Payments. (i) All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Taxes now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities related thereto. If any Taxes are required to be withheld or deducted from any amounts payable to the Lender under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.

         (ii) The Borrower hereby agrees to indemnify the Lender for the full amount of all Taxes attributable to payments by or on behalf of the Borrower hereunder or under any other Loan Document, any Taxes paid by the Lender, as the case may be, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying such Taxes (including, without limitation, any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within five (5) days from the date the Lender makes written demand therefor.

         3.2 Maximum Interest. Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on any Loan shall in no event be in excess of the maximum permitted by Applicable Law.

         3.3 Computations. (a) Interest on all Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days, in the case of Alternate Base Rate Loans, and a year of 360 days, in the case of Eurodollar Loans. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on such Loan.

         (b) All computations made by the Lender under this Agreement shall be conclusive absent demonstrable error.

         3.4 Minimum Amounts. Except for conversions or prepayments made pursuant to Sections 2.5 and 5.4 hereof, each borrowing, conversion and prepayment of principal of Loans shall be an integral multiple of $100,000 with a minimum amount of $1,000,000 (borrowings, prepayments or conversions of or into Loans of different types at the same time hereunder are to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type).

SECTION 4.  TERMINATION

         4.1 Credit Expiration Date. As used herein, "Credit Expiration Date" shall mean the earlier of (i) the Commitment Expiration Date, and (ii) such date as shall be determined pursuant to Section 11.1 hereof.

         4.2 Termination by the Borrower. The Borrower may terminate this Agreement and the Loan Commitment upon not less than fifteen days' prior written notice to the Lender and upon payment of all amounts owing to the Lender hereunder and under the Note.

SECTION 5.  YIELD PROTECTION AND ILLEGALITY

         5.1 Additional Costs. (a) The Borrower shall pay directly to the Lender from time to time immediately upon demand such amounts as the Lender may determine to be necessary to compensate it (or any Booking Office) for any costs incurred by the Lender (or any Booking Office) or any reduction of the rate of return on assets or equity of the Lender (or any Booking Office) to a level below that which the Lender (or any Booking Office) could have achieved, which it determines are attributable to its making or maintaining of any Loans hereunder or its obligation to make or maintain any Loans hereunder, or any reduction in any amount receivable by the Lender (or any Booking Office) hereunder in respect of any Loans or such obligation (such increases in costs and reductions in amounts receivable or rate of return being herein called "Additional Costs"), resulting from any Regulatory Change which (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any Note payable to it (other than taxes imposed on the overall net income of the Lender unless such tax is imposed solely as a result of the transactions contemplated by the Loan Documents); (ii) imposes or modifies any reserve, special deposit, capital adequacy, capital maintenance or similar requirements, or results in any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender (or any Booking Office) or the Lender's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) or with any such authority, central bank or comparable agency; or (iii) imposes any other condition affecting the Lender's return under this Agreement (or any of such extensions of credit or liabilities). The Lender will notify the Borrower of any event which will entitle the Lender to compensation pursuant to this Section 5.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, that the failure of the Lender to so notify the Borrower shall not affect the obligations of the Borrower hereunder in respect of such Additional Costs. The Lender will furnish the Borrower with a certificate setting forth the basis and amount of each request by the Lender for compensation under this Section 5.1(a).

         (b) Without limiting the effect of the foregoing provisions of this
Section 5.1, in the event that, by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make, and to convert Alternate Base Rate Loans into, Eurodollar Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Eurodollar Loans held by the Lender then outstanding shall be converted into Alternate Base Rate Loans in accordance with Section 5.4 hereof).

         (c) Determinations by the Lender for purposes of this Section 5.1 of the effect of any Regulatory Change on its costs of making or maintaining the Loans, the Loan Commitment or on amounts receivable by it hereunder or under the Note, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive absent demonstrable error.

         5.2 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Loan for any Interest Period therefor:

              (a) the Lender determines in good faith (which determination shall be conclusive) that the rate of interest which appears on the Telerate Page or the quotations of interest rates for the relevant deposit referred to in the definition of the Eurodollar Rate in Section 1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Loan as provided in this Agreement; or

              (b) the Lender determines in good faith (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of the Eurodollar Rate in Section 1 hereof upon the basis of which the rate of interest for such Eurodollar Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Eurodollar Loan for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lender shall be under no obligation to make Eurodollar Loans or to convert Alternate Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or convert such Eurodollar Loans into Alternate Base Rate Loans in accordance with Section 5.4 hereof.

         5.3 Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Lender or its Booking Office to
(a) honor its obligation to make Eurodollar Loans hereunder, or (b) maintain Eurodollar Loans hereunder, then the Lender shall promptly notify the Borrower thereof, and the Lender's obligation to make Eurodollar Loans and to convert Alternate Base Rate Loans into Eurodollar Loans hereunder shall be suspended until such time as the Lender may again make and maintain Eurodollar Loans, and the Lender's outstanding Eurodollar Loans shall be converted into Alternate Base Rate Loans in accordance with Section 5.4 hereof.

         5.4 Certain Conversions Pursuant to Sections 5.1, 5.2 and 5.3. If a Eurodollar Loan (such Eurodollar Loan being herein called "Affected Loan") is to be converted pursuant to Sections 5.1, 5.2 or 5.3 hereof, such Affected Loan shall be automatically converted into an Alternate Base Rate Loan on the last day(s) of the then current Interest Period for the Affected Loan (or, in the case of a conversion required by Section 5.3 hereof, on such earlier date as the Lender may specify to the Borrower) and, unless and until the Lender gives notice that the circumstances specified in Sections 5.1, 5.2 or 5.3 hereof which gave rise to such conversion no longer exist, to the extent that the Affected Loan has been so converted, all payments and prepayments of principal which would otherwise be applied to the Affected Loans shall be applied instead to its Alternate Base Rate Loans.

         5.5 Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the opinion of the Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

              (a) any payment, prepayment or conversion of a Eurodollar Loan made by the Lender on a date other than the last day of an Interest Period for such Eurodollar Loan; or

              (b) any failure by the Borrower to borrow, convert or prepay a Eurodollar Loan held by the Lender on the date for such borrowing, conversion or prepayment specified in the relevant Loan Request, Notice of Conversion or Continuation or notice of prepayment delivered under
         Section 3.1(d) hereof, respectively;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the then current Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the interest component (as reasonably determined by the Lender) of the amount (as reasonably determined by the Lender) the Lender would have bid in the Eurocurrency market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

         The Borrower (with respect to itself), Proliq (with respect to itself and the Borrower) and the Parent (with respect to itself, Proliq and the Borrower) represent and warrant to the Lender on the date hereof and on each borrowing of a Loan that:

         6.1 Organization, Powers, etc. (a) Each of the Borrower and each of the Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business requires such qualification. Each of the Borrower and each of the Guarantors has all requisite corporate power and authority to conduct its business as contemplated to be conducted, to own its properties and to execute, deliver, and perform all of its obligations under this Agreement and the other Loan Documents to which it is a party.

         6.2 Corporate Authority, etc. The execution, delivery and performance by each of the Borrower and each of the Guarantors of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise), on its part and do not and will not
(i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award to which it is subject or of its certificate of incorporation or by-laws, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties are bound, or (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, Lien, security interest or other charge or encumbrance of any nature upon or with respect to any of its properties except as otherwise provided by this Agreement, the Pledge Agreement and the Security Agreement; nor is it in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award to which it is subject or any such indenture, agreement, lease or instrument.

         6.3 Government Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any commission, board, bureau, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Borrower or either Guarantor of this Agreement and the other Loan Documents to which it is a party.

         6.4 Government Regulation. Neither the Borrower nor either Guarantor nor any Subsidiary of any of them is subject to regulation under the Investment Company Act of 1940, as amended, or any other federal or state statute or regulation which limits the ability of the Borrower, either Guarantor or any such Subsidiary to incur indebtedness or the ability of the Borrower, either Guarantor or any such Subsidiary to consummate the transactions contemplated by this Agreement and the other Loan Documents to which it is a party.

         6.5 Valid and Binding Obligations. This Agreement and the other Loan Documents to which any of the Borrower or either Guarantor is a party are the legal, valid and binding obligations of each of the Borrower and such Guarantor, as the case may be, enforceable against the Borrower and such Guarantor, as the case may be, in accordance with their terms.

         6.6 Litigation. Other than as set forth on Schedule 6.6 hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower or either Guarantor, threatened against or affecting the Borrower, either Guarantor or any Subsidiary of any of them, the business or any property of any of them, or involving the legality, validity or enforceability of the Loan Documents at law or in equity before any court, governmental agency or regulatory authority (federal, state or local), which, if adversely determined, could have a material adverse effect on the business, operations, property or financial or other condition of the Borrower or either Guarantor.

         6.7 Use of Proceeds. No part of the proceeds of any Loan will be used to purchase or carry any "margin stock" (as defined in Federal Reserve Regulation U) or to extend credit to others for such purpose. The Borrower does not engage in, nor have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

         6.8 Accuracy of Information. All information, financial or otherwise, written or verbal, furnished or to be furnished at any time by the Borrower or either Guarantor to the Lender is or will be true, complete and accurate in all material respects as of its date, and does not or will not contain any untrue statement of a material fact or omit to state a material fact as of such date.

         6.9 Accuracy of Representations and Warranties. The representations and warranties of each of the Borrower and each Guarantor contained in each Loan Document to which it is a party are or will be true and correct.

         6.10 Financial Position. (a) The consolidated balance sheets of the Parent and its consolidated Subsidiaries as at September 30, 1994 and the related statements of income and shareholders' equity of the Parent and its consolidated Subsidiaries for the fiscal year then ended, audited by its independent accountants, copies of which have been furnished to the Lender, present the consolidated financial position of the Parent and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP; and

              (b) The unaudited balance sheet of the Borrower at September 30, 1994 and the related unaudited statement of income of the Borrower for the fiscal year then ended, copies of which have been furnished to the Lender, present the financial position of the Borrower as at such date and the results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP; and.

         6.11 Pledge of Collateral. The Lender, pursuant to the Security Agreement, holds a valid, perfected and first priority security interest in the Assigned Collateral covered thereby.

         6.12 Title to Assigned Collateral. The Borrower has legal title to all of the Assigned Collateral owned by it on the date hereof, and will have legal title to all assets acquired by it and included in the Assigned Collateral at any time subsequent to the date hereof, free and clear of all Liens, except as contemplated by the Security Agreement.

         6.13 Tax Returns. Except for taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established, each of the Borrower and each Guarantor (i) has filed all federal tax returns and state tax returns for the state in which it is incorporated and the state in which it has its principal place of business, and all other state and local tax returns required to be filed by it, and (ii) has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the financial statements delivered pursuant to Section 6.10 hereof,
(a) there are no federal, state or local tax liabilities of the Borrower or either Guarantor due or to become due for any tax year ended on or prior to the date of execution of this Agreement relating to the Borrower or either Guarantor, whether incurred in respect of or measured by the income of the Borrower or either Guarantor, which are required to be reflected in accordance with GAAP in the financial statements delivered pursuant to Section 6.10 and have not been so reflected, and (b) there are no claims pending, proposed or, to the best of the Borrower's and each Guarantor's knowledge, threatened against the Borrower or either Guarantor for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such financial statements.

         6.14 ERISA. Each Plan is in compliance with all of the applicable provisions of ERISA, and each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. Neither the Borrower nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan which could give rise to a Lien in favor of the PBGC, other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability, within the meaning of Section 4201 of ERISA,
(iii) is subject to any Lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA, or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.

         6.15 No Material Adverse Change. Since November 30, 1994, there has occurred no event which has or had, or could have, a material adverse effect upon the business, properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower or either Guarantor, or upon the ability of the Borrower or either Guarantor to perform its respective obligations under this Agreement or the other Loan Documents to which it is a party or upon the ability of the Lender to enforce this Agreement or the other Loan Documents.

         6.16 Compliance with Laws. (a) Each of the Borrower and each Guarantor is in compliance in all material respects with all Applicable Laws; and

         (b) Each Subsidiary of the Borrower and each Subsidiary of a Guarantor is in compliance in all material respects with all Applicable Laws except where the failure to so comply would not have a material adverse effect on the Borrower or such Guarantor.

         6.17 Chief Place of Business. The chief place of business and chief executive office of the Borrower and the office where the Borrower keeps its records concerning the Receivables are located at 1800 West Loop South, 14th Floor, Houston, Texas 77027.

         6.18 Lock-Box Banks; Lock-Box Accounts. The names and addresses of the Lock-Box Banks, together with the account numbers of the Lock-Boxes, are specified in Schedule 3 (or as shall have been notified to the Lender pursuant to the Security Agreement).

         6.19 Franchises, Licenses, Trademarks and other Rights. Each of the Borrower, each Guarantor and each of their respective Subsidiaries have all franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as currently being conducted and as proposed to be conducted, and none of them is in default under any of such franchises, permits, licenses or other authority. To the best of the Borrower's and each Guarantor's knowledge, each of the Borrower, each Guarantor and each of their respective Subsidiaries possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights necessary to conduct their respective businesses as currently being conducted and as proposed to be conducted, without, to the best of the Borrower's and each Guarantor's knowledge, conflict with any valid rights of others.

         6.20 No Default. Each of the Borrower and each Guarantor is in compliance with all of the terms and provisions contained herein and in the other Loan Documents to which it is a party and no Portfolio Event or Default has occurred and is continuing.

         6.21 Capital Stock. (a) The Parent owns, beneficially and of record, 100% of the issued and outstanding Capital Stock of Proliq.

         (b) Proliq owns, beneficially and of record, 100% of the issued and outstanding Capital Stock of the Borrower.

         (c) As of the date hereof, the only Capital Stock of the Borrower which has been issued are ten (10) shares designated as common stock.

         (d) No Person has the right to require Proliq (other than the Parent) or the Borrower (other than Proliq) to issue to such Person or any other Person any Capital Stock, other equity securities or any other ownership interest in (including, without limitation, stock or securities exchangeable for or convertible into Capital Stock, other equity securities or ownership interests) Proliq or the Borrower.

         6.22 Trade Names, etc. Except as set forth on Schedule 6.22 to this Agreement, the Borrower (a) does not conduct or transact, nor has it ever conducted or transacted, business in any jurisdiction under any assumed name, fictitious name, trade name, alternate corporate name or other like name (each a "Trade Name"), and (b) has not made any filing or application with or otherwise sought the approval of any Governmental Authority with respect to the use by the Borrower of a Trade Name in any jurisdiction. The Borrower has not at any time
(i) incurred any Indebtedness under any Trade Name, (ii) granted any security interest or permitted or suffered any Lien to exist against the Borrower or any portion of its assets or property, whether real or personal (including, without limitation, any of the Assigned Collateral) under any Trade Name, (iii) executed or filed any financing statement as a debtor under the Uniform Commercial Code as in effect in any jurisdiction under any Trade Name, except pursuant to this Agreement or the Security Agreement, or (iv) had any judgment entered or rendered against it under any Trade Name.

SECTION 7.  CONDITIONS PRECEDENT

         Each borrowing of a Loan pursuant to this Agreement may be made only if the following conditions precedent are met and each request for a Loan shall constitute a representation and warranty that such conditions precedent have been met:

         7.1 No Default. Except as otherwise consented to by the Lender in writing, on the date of each borrowing, no

Portfolio Event, Default or Event of Default shall have occurred and be continuing on such date.

         7.2 Opinions of Counsel. On the date of the initial borrowing, the Lender shall have received:

         (a) the favorable written opinion of Orloff, Lowenbach, Stifelman & Siegel, P.A., counsel to the Borrower and the Guarantors, addressed to and satisfactory in form, scope and substance to the Lender; and

         (b) such other opinions as may be reasonably requested by the Lender or counsel for the Lender.

         7.3 Other Supporting Documents. On or prior to the date of the initial borrowing, the Borrower shall deliver, or cause to be delivered, to the
Lender:

         (a) this Agreement, executed by each of the parties hereto, together with all schedules hereto;

         (b) an executed Pledge Agreement, together with its receipt of the Capital Stock pledged pursuant thereto;

         (c)  an executed Note payable to the Lender;

         (d) good standing certificates as of dates no more than twenty days prior to the date of such initial borrowing, with respect to each of the Borrower and each Guarantor, from the Secretary of State of the State of its incorporation and from the Secretary of State of each state in which each of the Borrower or each Guarantor is qualified to do business;

         (e) a certificate of the Secretary or an Assistant Secretary and President or Chief Financial Officer of the Borrower substantially in the form attached hereto as Exhibit B;

         (f) a certificate of the Secretary or an Assistant Secretary and President or Chief Financial Officer of each the Guarantor substantially in the form attached hereto as Exhibit B;

         (g) evidence of such filings of financing statements and assignments or notices of assignments in such jurisdictions as the Lender may deem necessary or appropriate in order to perfect the Lender's first priority security interest in the Assigned Collateral;

         (h)  an executed Security Agreement;

         (i) a copy of the annual unaudited financial statements of the Borrower and its respective Subsidiaries for the fiscal year ended September 30, 1994, including therein the consolidated balance sheet of the Borrower and such Subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Borrower and such Subsidiaries for such year, certified by a responsible officer as fairly presenting the financial position and the results of operations of the Borrower and such Subsidiaries as at and for such year and as having been prepared in accordance with GAAP;

         (j) a copy of the annual audited report for the Parent and its Subsidiaries for the fiscal year ended September 30, 1994, including therein the consolidated balance sheet of each of the Parent and such Subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Parent and such Subsidiaries for such year, certified by its independent accountants as fairly presenting the financial position and the results of operations of the Parent and such Subsidiaries as at and for such year and as having been prepared in accordance with GAAP;

         (k) original Lock-Box agreements executed by each of the parties thereto;

         (l) on the date of the initial borrowing, a Receivables Activity Report covering the calendar month ending November 30, 1994; and

         (m) such other documents as the Lender, or counsel for the Lender, may reasonably request.

         7.4 Control of Proliq and the Borrower. The Parent shall own 100% of the then outstanding Capital Stock of Proliq, and Proliq shall own 100% of the then outstanding Capital Stock of the Borrower.

         7.5 Loan Request. The Borrower shall have delivered to the Lender a Loan Request complying with the provisions of Section 2.3.

         7.6 Fees Paid. There shall have been paid to the Lender the Commitment Fee, the Structuring Fee and the other fees due and payable on the date or through the date of such borrowing.

         7.7 Representations and Warranties. The representations and warranties of the Borrower and each Guarantor shall be true and correct in all respects and each Guarantor shall have delivered to the Lender a certificate of a duly authorized officer of each Guarantor substantially in the form of Exhibit C hereto certifying that (i) the representations and warranties of each of the Borrower and each Guarantor set forth in Section 6 are true and correct, (ii) no Portfolio Event, Default or Event of Default has occurred and is continuing or shall have occurred and be continuing, and (iii) after giving effect to the making of all Loans to be made on such borrowing date, the aggregate principal amount of all outstanding Loans will not exceed the lesser of (A) the Borrowing Base and (B) the Loan Commitment.

SECTION 8.  AFFIRMATIVE COVENANTS

         Each of the Borrower (with respect to itself), Proliq (with respect to itself and the Borrower) and the Parent (with respect to itself, Proliq and the Borrower) covenants and agrees with the Lender that from and after the Effective Date and so long as this Agreement shall remain in effect or any Loans or any other amounts owing under this Agreement shall be unpaid, unless the Lender shall otherwise consent in writing, it will:

         8.1 Payment of Taxes, etc. Pay and discharge all taxes imposed upon it or upon its income or profits, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a Lien or charge upon any of its assets; provided, however, that neither the Borrower nor either Guarantor shall be required to pay or discharge any taxes which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

         8.2 Preservation of Corporate Existence. Continue to engage in business of the same general type as now conducted and preserve and maintain its existence in the jurisdiction of its incorporation, and its rights, franchises and privileges material to the conduct of its business as now being conducted, and qualify and remain qualified as a foreign corporation or entity in each jurisdiction in which such qualification is necessary in view of its business operations or the ownership of its properties.

         8.3 Compliance with Laws, etc. Comply with the requirements of all Applicable Laws of any Governmental Authority.

         8.4 Inspection Rights. At any time and from time to time during normal business hours permit the Lender or any agents or representatives thereof, upon at least 24 hours notice from, and at the expense of, the Lender, to examine and make copies of the records and books of account related to the transactions contemplated by the Loan Documents and to visit its properties, and to discuss its affairs, finances and accounts with any of its authorized agents or officers.

         8.5 Maintenance of Approvals, Filings and Registrations. At all times maintain in effect, renew and comply with all the terms and conditions of all consents, licenses, approvals and authorizations as may be necessary or appropriate under any Applicable Law or regulation (i) for the execution, delivery and performance of the Loan Documents, (ii) to make the Loan Documents legal, valid, binding and enforceable against the Borrower and the Guarantors and (iii) to conduct its business.

         8.6 Reporting Requirements. Furnish or cause to be furnished to the
Lender:

         (a) (1) As soon as available, but, in any event not later than ninety
    (90) days after the end of each fiscal year of the Parent, a copy of the annual audited consolidated reports for the Parent and its Subsidiaries for such year, including therein the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for such year, or statements providing substantially similar information, in each case certified without qualification by an independent public accountant of recognized national standing as fairly representing the financial position and results of operation of the Parent and its Subsidiaries as at and for the year ending on its date and having been prepared in accordance with GAAP; and

              (2) As soon as available, but, in any event not later than ninety
    (90) days after the end of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such year and the related unaudited statement of income and cash flows of the Borrower for such year, or statements providing substantially similar information, certified by a responsible officer of the Borrower as fairly presenting the financial position and the results of operations of the Borrower as at and for the year ending on its date and as having been prepared in accordance with GAAP.

         (b) (1) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such quarter and the portion of the fiscal year through such date, certified by a responsible officer of the Parent as fairly presenting the financial position and the results of operations of the Parent and its Subsidiaries in all material respects as at and for the quarter ending on its date and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments); and

              (2) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of each such quarter and the related unaudited statement of income and cash flows of the Borrower for such quarter and the portion of the fiscal year through such date, certified by a responsible officer of the Borrower as fairly presenting the financial position and the results of operations of the Borrower as at and for the quarter ending on its date and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments).

         (c) Concurrently with the delivery of the financial statements referred to in Sections 8.6(a) and (b) above, a certificate of (i) a duly authorized officer of the Borrower stating that such officer has reviewed the terms of this Agreement and the other Loan Documents to which the Borrower is a party and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such certificate, of any Portfolio Event, Default or Event of Default except as specified in such certificate and (ii) a duly authorized officer of the Parent (A) stating that such officer has reviewed the terms of this Agreement and the other Loan Documents to which the Parent is a party and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such certificate, of any Portfolio Event, Default or Event of Default except as specified in such certificate and (B) containing the computation of, and showing compliance with, each of Sections 9.2, and 9.6.

         (d) Promptly and in any event within five (5) Business Days after the Borrower, either Guarantor or any ERISA Affiliate knows or has reason to know that a Reportable Event has occurred with respect to any Plan, a statement of the chief financial officer of the Borrower or either Guarantor, as the case may be, setting forth details as to such reportable event and the action that the Borrower, either Guarantor or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within ten (10) Business Days after receipt thereof, a copy of any notice the Borrower, either Guarantor or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such

    Plan; (iii) promptly and in any event within ten (10) Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Borrower or either Guarantor, as the case may be, setting forth details as to such failure and the action that the Borrower, either Guarantor or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within ten (10) Business Days after receipt thereof by the Borrower, either Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, terminated or reorganized.

         (e) Promptly and in any event within five (5) Business Days after the same are publicly available, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which either Guarantor, the Borrower or any of their respective Subsidiaries shall file with the Securities and Exchange Commission or any securities exchange.

         (f) Promptly after the end of each calendar month, but not later than the next succeeding Settlement Date, and at such other times as the Lender may require, a Receivables Activity Report prepared by the Borrower as of the last day of such month, or at such time as the Lender may require, as the case may be.

         (g) Within five Business Days after the fifteenth (15th) day of each calendar month and at such other times as the Lender may require, a Mid-Month Report prepared by the Borrower as of such fifteenth (15th) day of such calendar month, or at such time as the Lender may require, as the case may be.

         (h) Such other information respecting the Receivables as the Lender may from time to time request, and such other information with respect to the business, condition or operations of the Borrower or either Guarantor, financial or otherwise, as the Lender may from time to time reasonably request.

         8.7 Performance of Agreements. Duly and punctually pay and perform each of its obligations under this Agreement and the other Loan Documents.

         8.8  Notices. Promptly give notice to the Lender:

         (a) of the occurrence of any Portfolio Event, Default or Event of Default, stating that such notice is a "notice of portfolio event" or "notice of default," as the case may be;

         (b) of any (i) default or event of default under any contractual obligation of the Parent or any of its Subsidiaries or (ii) litigation, investigation or proceeding to which the Parent or any of its Subsidiaries is a party, including any which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a material adverse effect on the business, operations, property or financial or other condition of the Borrower or either Guarantor;

         (c) of the occurrence of any event which could have a material adverse effect upon the business, properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower or either Guarantor, or upon the ability of the Borrower or either Guarantor to perform its respective obligations under this Agreement or any other Loan Document to which it is a party;

         (d) of any material change to the Borrower's credit and collection practices and policies with respect to or affecting a material amount of the Receivables;

         (e) of any notification, whether written or oral, made or caused to be made by the Borrower to any Obligor affecting the instructions to such Obligor with respect to the address to which such Obligor is to send, or place where such Obligor is to make, any payment to be made in respect of the Receivables; and

         (f) of any notification, whether written or oral, made or caused to be made by the Borrower to any Obligor affecting the instructions to such Obligor with respect to any matter (other than such matter specified in (e) above) regarding any payment to be made in respect of a material amount of the Receivables.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action the Parent or the Borrower, as the case may be, propose(s) to take with respect thereto.

         8.9 Compliance with Policies and Contracts. Comply in all material respects with the Borrower's credit and collection practices and policies in regard to each Receivable and any contract related to such Receivable.

         8.10 Instructions to Obligors. Instruct all Obligors to cause all amounts to be paid by any Person in respect of any Receivable to be deposited directly into a Lock-Box.

         8.11 Books and Records. Keep, or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its business and financial transactions, such entries to be made in accordance with GAAP as in effect in the United States consistently applied in the case of financial transactions or as otherwise required by Applicable Laws.

         8.12 Further Assurances. As from time to time requested by the Lender, at the cost and expense of the Borrower or a Guarantor, as the case may be, execute and deliver to the Lender all such documents and instruments and do all such other acts and things as may be reasonably required to enable the Lender to exercise and enforce its rights under this Agreement, and record and file and re-record and re-file all such documents and instruments, at such time or times, in such manner and at such place or places, all as may be necessary or desirable to validate, preserve and protect the position of the Lender under the Loan Documents. The Lender may, upon any extension of this Agreement, request an opinion of counsel, selected by the Borrower or a Guarantor, as the case may be, and approved by the Lender, with respect to action required to be taken for the protection of the rights of the Lender hereunder and under the other Loan Documents.

         8.13 Other Agreements. Comply in all respects with all indentures, loan or credit agreements and any other agreement, lease or instrument to which the Borrower or either Guarantor is a party.

         8.14 Insurance. Maintain, and with respect to the Parent and Proliq maintain and cause each of its respective Subsidiaries to maintain, with financially sound and reputable insurers, insurance as may be required by Applicable Law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

SECTION 9.  NEGATIVE COVENANTS

         The Borrower and each Guarantor covenants and agrees with the Lender that, from and after the Effective Date and so long as this Agreement shall remain in effect or Loans or any other amounts owing under this Agreement shall be unpaid, the Parent, with respect to the negative covenants set forth in Sections 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, Proliq, with respect to the negative covenants set forth in Sections 9.3, 9.4, 9.5, 9.6, 9.7 and 9.9, and the Borrower, with respect to the negative covenants set forth in Sections 9.1, 9.3, 9.4, 9.5, 9.7, 9.8 and 9.9, will not, directly or indirectly, unless the Lender shall otherwise consent in writing:

         9.1 Use of Proceeds. Use the proceeds of the Loans for any purpose other than to pay fees and transaction expenses incurred in connection with the transactions contemplated by the Loan Documents and provide funds for general corporate purposes in accordance with the terms of this Agreement.

         9.2 Financial Covenants.

         (a) Current Ratio. Permit, as at the end of each fiscal quarterly period of the Parent, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00.

         (b) Consolidated Tangible Net Worth. Permit, as at the end of each fiscal quarterly period of the Parent, Consolidated Tangible Net Worth to be less than $33,000,000, plus an amount equal to 50% of positive Consolidated Net Income for each quarter beginning with the quarter commencing on July 1, 1993, and each quarter thereafter on a cumulative basis. For purposes of this subsection (b), the phrase "positive Consolidated Net Income" shall mean Consolidated Net Income which, when computed, results in a positive amount, and excludes, and does not include, the effect of any such amount which, when computed, results in a negative amount.

         (c) Debt Coverage. Permit, as at the last day of each calendar quarter and at any time thereafter until the last day of the next succeeding calendar quarter, the ratio of Consolidated Cash Flow to Adjusted Consolidated Principal Debt (excluding the Bay Springs Subordinated Debt) to be less than 1.25 to 1.00, as such Consolidated Cash Flow and Adjusted Consolidated Principal Debt, and component elements thereof, are computed and determined as of each such quarterly date.

         (d) Debt-to-Capitalization Ratio. Permit, as at the end of each fiscal quarterly period of the Parent, the ratio of (i) the Debt of the Parent and its Subsidiaries taken on a consolidated basis to (ii) the sum of (A) the Debt of the Parent and its Subsidiaries taken on a consolidated basis and (B) Consolidated Tangible Net Worth, to exceed 0.60 to 1.00.

         9.3 Amendments. Amend, or consent to any amendment, waiver, supplement or modification of (i) any term or condition of any Receivable or any contract related thereto, in each case so as to extend the maturity thereof or (ii) any of the Borrower's credit and collection practices and policies affecting a material amount of the Receivables.

         9.4 Maximum Credits Outstanding. Permit the aggregate principal amount of outstanding Loans to exceed the lesser of (A) the Borrowing Base and
(B) the Loan Commitment.

         9.5 Prohibition of Fundamental Changes. Wind-up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time), whether in one or a series of transactions, all or substantially all of its assets, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that (i) any Subsidiary of the Parent may merge or consolidate with the Borrower or any other Subsidiary thereof and (ii) any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets to the Borrower or any other Subsidiary of the Parent.

         9.6 Dividends. Declare or pay any dividends or make any other payment on account of, or permit any of its Subsidiaries to declare or pay any dividends or make any other payment on account of, its Capital Stock, or return any capital to its stockholders, or make any distributions of its assets to its stockholders; provided, however, (i) the Parent may declare and pay dividends on account of its Capital Stock in an aggregate amount not exceeding an amount equal to 50% of its Consolidated Net Income for the period from September 30, 1993 to such time so long as (A) payments thereof are made within the time permitted under Delaware law as in effect from time to time, (B) no "Default," "Event of Default" or "Restriction Event" as such terms are defined and used in the KCS Credit Agreement, exists at the time of such payment, (C) such payment does not create or result in a Portfolio Event or a Default under this Agreement or in a "Default," "Event of Default" or "Restriction Event" as such terms are defined and used in the KCS Credit Agreement, (ii) each Subsidiary of KCS Resources, Inc., KCS Pipeline Systems, Inc. and Proliq, Inc. may declare and pay dividends to its respective parent on account of Capital Stock of such Subsidiary, and (iii) each Subsidiary of the Parent may declare and pay dividends to the Parent, directly or indirectly, as applicable, for the purpose of the Parent satisfying its obligations under this Agreement and the Amended and Restated Guaranty Agreement dated March 15, 1994 made by the Parent in favor of Bank One Texas, National Association, provided that such dividends are so used by the Parent.

         9.7 Business. Make any change in the character of its business or in the Borrower's credit and collection policies and procedures which could, in either case, impair the collectibility of any Receivable.

         9.8 No Commingling. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box cash or cash proceeds other than payments made by a Person in respect of a Receivable.

         9.9 Capital Stock. With respect to Proliq, issue any Capital Stock, other equity securities or any other ownership interest in Proliq (including, without limitation, stock or securities exchangeable for or convertible into Capital Stock, other equity securities or ownership interests) to any Person other than the Parent, and with respect to the Borrower, issue any Capital Stock, other equity securities or any other ownership interest in the

Borrower (including, without limitation, stock or securities exchangeable for or convertible into Capital Stock, other equity securities or ownership interests) to any Person other than Proliq.

SECTION 10.  PORTFOLIO EVENTS

         10.1 Portfolio Events. In the case of the happening of any of the following events (herein sometimes called "Portfolio Events"):

         (a) the average of the current month's and the immediately preceding month's Default Ratio shall equal or exceed the Historical Default Ratio at such time; or

         (b) the aggregate amount of charge-offs during any month with respect to the Receivables shall exceed 2% of the aggregate outstanding balance of Receivables on the last day of such month; or

         (c) the Average Maturity of the Receivables shall exceed 75 days at any time; or

         (d) if at any time, the average of the current month's and the immediately preceding month's Dilution Ratios shall equal or exceed the product of (i) 1.5, and (ii) the highest of the Dilution Ratios determined for each full calendar month during the period of twelve (12) full calendar months preceding the full calendar month most recently completed determined at such time;

then, at any time after the occurrence of such event, the Lender may take one or more of the following actions: (i) give notice (which may be telephone notice confirmed in writing) to the Borrower and the Guarantors of the occurrence of a Portfolio Event and terminate the Lender's obligation to make Loans; (ii) by notice to the Borrower and the Guarantors declare the unpaid principal amount and interest under the Note, the Loans and all other amounts payable to the Lender by the Borrower hereunder to be due and payable on the sixtieth (60th) day after the occurrence of such Portfolio Event (the "Portfolio Maturity Date"); (iii) by notice to the Borrower and the Guarantors require that the Borrower pay to the Lender the amounts set forth in Section 2.5(b) on each Business Day following such notice; and (iv) any and all other and further acts and actions as are set forth in Article V of the Security Agreement in the case of any Portfolio Event. The Borrower's failure to pay to the Lender the amounts set forth in clause (ii) above on or prior to the Portfolio Maturity Date, and the Borrower's failure to pay to the Lender the amounts set forth in clause (iii) above in accordance with Section 2.5(b), shall constitute an Event of Default, entitling the Lender to exercise all of the rights and remedies set forth in Section 11 and in the Security Agreement and in the Pledge Agreement. Neither the declaration of a Portfolio Event nor the taking of any of the actions specified above shall in any way limit the Lender's right to declare an Event of Default and take the actions specified in
Section 11.1 as a result of the occurrence of one or more events specified in
Section 11.1.

SECTION 11.  EVENTS OF DEFAULT

         11.1 Events of Default. In case of the happening of any of the following events (herein sometimes called "Events of Default"):

         (a) the principal amount of any Loan or any Note, any interest payable thereon, the Structuring Fee, the Commitment Fee or any other fees related to this Agreement or the transactions contemplated hereby or any other amount payable under this Agreement shall not be paid in full on the date due and payable; or

         (b) any representation or warranty made or deemed to be made or reaffirmed by the Borrower, either Guarantor or any other Person herein or in any Loan Document, certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection herewith, shall prove to have been incorrect when made or deemed made; or

         (c) the Borrower or either Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document; or

         (d) any Loan Document shall, at any time after its execution and delivery, for any reason cease to be in full force and effect (unless such occurrence is in accordance with its terms or after payment thereof) or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower or either Guarantor, or the Borrower or either

    Guarantor shall deny that it has any or further liability or obligation thereunder; or

         (e) the Borrower, either Guarantor, KCS Resources, Inc. or KCS Pipeline Systems, Inc. shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent,
    (vi) commence a voluntary case under, or file a petition seeking to take advantage, of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any allegations, or any petition filed, against it in an involuntary case under such Federal Bankruptcy Code or other law, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

         (f) a proceeding or case shall be commenced without the application or consent of the Borrower or either Guarantor or any Subsidiary of any of them in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of the Borrower or either Guarantor or any Subsidiary of any of them, (ii) the appointment of a trustee, receiver, custodian, liquidator, supervisor or the like of the Borrower or either Guarantor or any Subsidiary of any of them or of all or any substantial part of their respective assets or (iii) similar relief in respect of the Borrower, either Guarantor or any Subsidiary of any of them under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty consecutive days, or an order for relief against the Borrower or either Guarantor or any Subsidiary of any of them shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied in respect of an obligation (alleged or otherwise) of the Borrower or either Guarantor or any Subsidiary of any of them against a substantial part of its respective properties and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within thirty days after its issue or levy; or

         (g) the Borrower, either Guarantor, KCS Resources, Inc. or KCS Pipeline Systems, Inc. shall fail to pay when due any amount in respect of any Indebtedness in excess of $500,000 in the aggregate for money borrowed or for the deferred purchase price of property created, issued, guaranteed, incurred or assumed by such Person or any other event shall occur or any condition shall exist in respect of any such Indebtedness the effect of which is to cause (or permit any holder thereof or a trustee to cause), without giving effect to the giving of notice or the lapse of time, or both, such Indebtedness to become due prior to its stated maturity, provided, however, that an event described in this subsection (g) permitting the acceleration of any Indebtedness shall not constitute an Event of Default hereunder until the earlier of (1) the acceleration of such Indebtedness and
    (2) the fifth day after the occurrence of such event; or

         (h) the Parent shall not directly or indirectly own 100% of all of the outstanding Capital Stock of each of Proliq and the Borrower; or

         (i) Proliq shall not directly or indirectly own 100% of all of the outstanding Capital Stock of the Borrower; or

         (j) the lien of the Security Agreement in favor of the Lender shall cease to be a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Assigned Collateral, as security for the repayment of the Borrower's obligations under this Agreement, or such lien shall cease to be valid as against creditors of the Borrower; or

         (k) the lien of the Pledge Agreement in favor of the Lender shall cease to be a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Pledged Collateral, as security for the payment of Proliq's obligations hereunder, or such lien shall cease to be valid as against creditors of Proliq; or

         (l) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered by a court or courts against the Borrower or either Guarantor or any of their respective Subsidiaries (exclusive of any judgment amount fully covered by insurance where the insurer has admitted liability in respect of such judgment amount), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or

         (m) a Termination Event shall have occurred with respect to a Plan, resulting in the imposition of liability against the Borrower or either Guarantor; or

         (n) a Portfolio Event shall have occurred and the Borrower shall have failed to pay all amounts due to the Lender pursuant to Section 10.1 on or prior to the Portfolio Maturity Date; or

         (o) a material adverse change shall occur in the financial condition or operations of the Borrower or either Guarantor;

then, at any time after the occurrence of such event, the Lender may take one or more of the following actions: (i) give notice (which may be telephone notice confirmed in writing) to the Borrower and the Guarantors of the occurrence of an Event of Default, and the date of the giving of such notice shall become the Credit Expiration Date and the Lender's obligation to make Loans shall be terminated, (ii) by notice to the Borrower and the Guarantors (except that in the case of the occurrence of any Event of Default described in Section 11.1(e) or 11.1(f), no such notice shall be required and such termination and acceleration shall be automatic) declare the unpaid principal amount and interest under the Note, the Loans and all other amounts payable to the Lender by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, and (iii) any and all other and further acts and actions which the Lender may take pursuant to Article V of the Security Agreement, Article V of the Pledge Agreement or under the Uniform Commercial Code or other Applicable Law.

SECTION 12.  FEES

         12.1 Structuring Fee and Commitment Fee. As consideration for incurring the obligation to make the Loans, the Borrower shall pay to the Lender (i) a Structuring Fee in the amount of $125,000, which Structuring Fee shall be due and payable on the date of execution of this Agreement and which shall be deemed fully earned as of such date, and (ii) a daily Commitment Fee, from and including the date of execution of this Agreement to but excluding the Credit Expiration Date, equal to the quotient of (A) the product of (1) the positive result of (a) the Loan Commitment, less (b) the aggregate outstanding Loans and
(2) 0.50%, divided by (B) 360. Such daily Commitment Fee shall be due and payable in arrears on each Settlement Date.

         12.2 Expenses. The Borrower shall pay, no later than thirty (30) days after its receipt of a statement therefor, all reasonable out-of-pocket costs and expenses incurred by the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of Seward & Kissel, counsel to the Lender) (i) in connection with the preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) in connection with any waivers, amendments or extensions with respect to any of the foregoing documents, (iii) in connection with the Loans hereunder, and (iv) in connection with the administration of the Agreement and the other Loan Documents, including, without limitation, all audits of the Borrower and/or the Guarantors undertaken by the Lender. The Borrower will also pay all costs and expenses incurred by the Lender (including the fees and out-of-pocket expenses of counsel to the Lender) in connection with the enforcement and protection of the rights of the Lender in connection with this Agreement and the other Loan Documents.

         12.3 Invoices for Fees. The Lender shall from time to time submit to the Borrower for payment invoices for fees under this Agreement when the same shall become due and payable and for any costs and expenses incurred by the Lender in connection with this Agreement and the transactions contemplated hereby.

SECTION 13.  GUARANTY

         13.1 The Guaranty. (a) Each Guarantor, jointly and severally, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantee the full and prompt payment when due (whether by acceleration or otherwise) of all obligations and liabilities of the Borrower to the Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document (including, without limitation, principal and interest in respect of all Loans, the Commitment Fee, the Structuring Fee, fees payable to the Lender hereunder and other fees and expenses, indemnities and Additional Costs) and the due performance and compliance by the Borrower with the terms of this Agreement and the other Loan Documents to which it is a party (all such principal, interest, obligations and liabilities, collectively, the "Guaranteed Obligations"). All payments by the Guarantors under this Agreement, to the extent owing to the Lender, shall be made on the same basis as payments by the Borrower under this Agreement. In the event the Borrower shall fail to pay or perform duly and punctually any Guaranteed Obligation when and if the same shall be due and payable or to be performed in accordance with the terms of this Agreement or of any other Loan Document to which the Borrower is a party, the Guarantors will promptly pay the same to such Person to whom such Guaranteed Obligation is due.

         (b) Each of the Guarantors hereby waives in connection with any defense to enforcement of this Agreement (a) notice of the acceptance by the Lender of this Guaranty,(b) notice of the existence or creation or nonpayment of or other default with respect to all or any of the Guaranteed Obligations, (c) presentment, demand of payment, protest, notice of dishonor and all other notices whatsoever with respect to the Guaranteed Obligations, (d) any requirement that the Lender act with promptness or diligence in collection or protection of or realization upon any or all of the Guaranteed Obligations or any thereof, any obligation of the Guarantors under this Guaranty, or any security for or guaranty of any of the foregoing; (e) any requirement that the Lender exhaust any right or take any action against the Borrower or any other Person or any

Assigned Collateral, (f) any defense arising out of the absence, impairment or loss of any or all rights of recourse, reimbursement, contribution or subrogation or any other rights or remedies of a Guarantor against the Borrower, any other Person, or any security, whether resulting from an election by the Lender to foreclose on the Assigned Collateral by trustee's sale rather than judicial foreclosure, or from any other election of rights or remedies by the Lender, or otherwise, (g) any requirement that, absent a request for such information by a Guarantor, the Lender advise such Guarantor of information known to the Lender regarding the financial condition of the Borrower or any other circumstance bearing upon the risk of nonperformance of the Guaranteed Obligations which diligent inquiry would reveal, the Guarantors hereby assuming responsibility for being and keeping informed of each such condition and circumstance, (h) the benefit of any statute of limitations affecting a Guarantor's obligations hereunder or the enforcement hereof to the fullest extent permitted by law, the Guarantors agreeing, without limiting the foregoing, that any circumstance which operates to toll the statute of limitations as to the Borrower shall operate to toll any statute of limitations as to the Guarantors, and (i) any right to exoneration of sureties which may otherwise be applicable. Each Guarantor further waives, to the extent it may lawfully do so, all right to have its property marshalled upon any enforcement action by the Lender. Each Guarantor hereby represents and warrants to the Lender, and acknowledges that the Lender shall rely upon such representation and warranty, that each Guarantor is affiliated with the Borrower and is otherwise in a position to have access to any and all relevant information bearing upon the present and continuing creditworthiness of the Borrower and the risk of the Borrower's inability to pay the indebtedness or perform the obligations guaranteed hereby.

         (c) The Lender may, at any time and from time to time without the consent of either Guarantor, without incurring responsibility to either Guarantor and without impairing or releasing the obligations of either Guarantor hereunder, upon or without any terms or conditions take or refrain from taking any and all actions with respect to the Guaranteed Obligations, this Agreement, any other Loan Document, the Assigned Collateral, the Pledged Collateral or any Person (including the Borrower) that the Lender determines in its sole discretion to be necessary or appropriate.

         13.2 Obligations Absolute; Enforceability. (a) The obligations of each Guarantor under this Guaranty are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation:

         (i) any lack of validity or enforceability of this Agreement, the Security Agreement, the Note, the Pledge Agreement, any Loan Document or any other document or instrument relating to the Guaranteed Obligations;

        (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, the Note or any other Loan Document;

       (iii) any insolvency, bankruptcy, liquidation, reorganization, dissolution, winding up or other similar proceeding involving or affecting the Borrower;

        (iv) any change in the ownership of Capital Stock of the Borrower or any change in the identity or structure of the Borrower, whether by consolidation, merger or otherwise;

         (v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

        (vi) any failure on the part of the Borrower, a Guarantor or the Lender to perform or observe any term, covenant or agreement on its part to be performed or observed under any Loan Document;

       (vii) the existence of any Indebtedness now or at any time hereafter payable or owing by either Guarantor to the Borrower or the existence of any setoff, counterclaim, recoupment, defense or other right or claim which either Guarantor may at any time have or have had against the Borrower, the Lender or any other Person; or

      (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Guaranteed Obligations or the Guarantor in respect of this Agreement, whether similar or dissimilar to any of the circumstances specified in clauses (i) through (vii) above.

         (b) The Lender may, from time to time without impairing the terms and provisions of this Section 13, whether before or after any discontinuance of this Agreement, at its sole discretion and without notice to, demand upon, or consent of, the Guarantors, or either of them, take any or all of the following actions:

         (i) retain or obtain any security interest which may hereafter be granted in any property to secure any of the Guaranteed Obligations or any obligation of the Guarantors under this Agreement or apply any security interest or the proceeds thereof and direct the order or manner of sale or other disposition thereof;

        (ii) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Guaranteed Obligations;

       (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Guaranteed Obligations, or release or compromise any obligation of the Guarantor under this Agreement or any obligation of any nature of any other obligor with respect to any of the Guaranteed Obligations;

        (iv) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Guaranteed Obligations or any obligation of the Guarantors under this Agreement, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property;

         (v) fail or delay in enforcing any of its rights under any document or instrument related to the Guaranteed Obligations; or

        (vi) resort to either Guarantor for payment of any of the Guaranteed Obligations, whether or not the Lender shall have resorted to any property securing any of the Guaranteed Obligations or any obligation of the Guarantors under this Agreement or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations.

         13.3 Waiver of Subrogation and Contribution. (a) Neither Guarantor shall enforce or otherwise exercise any right of subrogation to any of the rights of the Lender against the Borrower and, notwithstanding anything to the contrary contained herein, each Guarantor hereby waives all rights of subrogation (whether contractual, under Section 509 of the Federal Bankruptcy Code, at law or in equity or otherwise) to the claims of the Lender against the Borrower and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and "claims" (as that term is defined in the Federal Bankruptcy Code) which such Guarantor might now have or hereafter acquire against the Borrower that arise from the existence or performance of such Guarantor's obligations hereunder.

         (b) Any amount received by the Lender from whatsoever source on account of the Guaranteed Obligations shall be applied by it toward the payment of such of the Guaranteed Obligations in accordance with the terms of this Agreement.

SECTION 14.  INDEMNIFICATION

         14.1 Indemnification by Borrower. Without limiting any other rights which the Lender and its officers, directors, employees, agents and affiliates may have hereunder or under Applicable Law, the Guarantors and the Borrower, jointly and severally, hereby indemnify such parties and hold them harmless from and against any and all damages, losses, claims, liabilities and related costs and expenses (including attorneys' fees and disbursements) incurred by any of them arising out of or resulting from the transactions contemplated by this Agreement and the other Loan Documents (other than any of the foregoing arising out of the gross negligence or willful misconduct of the Lender), including, without limitation:

    (a) the reliance by the Lender on any representation or warranty made by the Borrower or either Guarantor (or any of their respective officers) under or in connection with this



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





Agreement or any other Loan Document which was incorrect when made;

    (b) the failure by the Borrower or either Guarantor, as the case may be, to comply with any covenant set forth in this Agreement or in any other Loan Document to which the Borrower or such Guarantor, respectively, is a party;

    (c) the failure to establish and maintain the lien of the Security Agreement in favor of the Lender as a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Assigned Collateral, as security for the repayment of the Borrower's obligations under this Agreement, or the failure of such lien to be valid as against creditors of the Borrower (except to the extent, in each case, that such failure results from an act or a failure to act on the part of the Lender, including, with respect to any financing statement naming the Borrower as debtor and the Lender as secured party that is filed under the Uniform Commercial Code of any jurisdiction, the failure of the Lender to timely file a continuation statement therefor if the provisions of such Uniform Commercial Code permit the Lender to file such continuation statement without the signature of the Borrower thereon);

    (d) the failure to establish and maintain the lien of the Pledge Agreement in favor of the Lender as a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Pledged Collateral, as security for the payment of the Proliq's obligations hereunder, or the failure of such lien to be valid as against creditors of Proliq;

    (e)  the use of proceeds of the Loans;

    (f) the failure to timely to file financing statements or other similar instruments or documents under the Uniform Commercial Code of any applicable jurisdiction or other applicable laws with respect to any Receivables at any time (except to the extent that such failure results from an act or a failure to act on the part of the Lender, including, with respect to any financing statement naming the Borrower as debtor and the Lender as secured party that is filed under the Uniform Commercial Code of any jurisdiction, the failure of the Lender to timely file a continuation statement therefor if the provisions of such Uniform Commercial Code permit the Lender to file such continuation statement without the signature of the Borrower thereon);

    (g) any dispute, claim, offset or defense of any Obligor to the payment of any Receivable (including a defense based on such Receivable's or the related contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale, use, operation or ownership of or defects in or breaches of warranties with respect to, the merchandise or services relating to such Receivable or the furnishing or failure to furnish such merchandise or services;

    (h) the Borrower's failure to pay when due any taxes (including sales, excise or personal property taxes) payable in connection with the Receivables;

    (i) the commingling of collections on the Receivables with other funds of the Borrower or any other Person; or

    (j) the failure by the Borrower to comply with any Applicable Law with respect to any Receivable, or the nonconformity of any Receivable with any such Applicable Law.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment of the amounts indemnified against in this Section which is permissible under applicable law.

         14.2 Notices. The Lender agrees to notify the Borrower and the Guarantors upon its knowledge of a claim for which it intends to seek indemnification under Section 14.1 from the Borrower and/or the Guarantors. The Borrower and the Guarantors agree to assist the parties indemnified under
Section 14.1, to the extent requested by them, in any action, suit or proceeding brought by or against them in connection with the indemnification granted herein.

SECTION 15.  MISCELLANEOUS

         15.1 Notices. Except where telephonic (which shall be confirmed in writing promptly) instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid,



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





return receipt requested, or by facsimile, or telegram (with messenger delivery specified in the case of a telegram), and shall be deemed to be given for purposes of this Agreement on the date on which such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this
Section 15.1 (except that any notice sent by registered or certified mail shall be deemed to have been given on the fifth Business Day after such notice is deposited for delivery in the United States mail). Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this
Section 15.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

         (a)  with respect to the Borrower:

                   KCS Energy Marketing, Inc.
                   379 Thornall Street
                   Edison, New Jersey 08837
                   Attention: Kathryn M. Kinnamon
                              Assistant Treasurer
                   Telephone: (908) 632-1770
                   Facsimile: (908) 603-8960

                   with a copy to:

                   Orloff, Lowenbach, Stifelman & Siegel, P.A.
                   101 Eisenhower Parkway
                   Roseland, New Jersey 07068
                   Attention:  Ralph M. Lowenbach, Esq.
                   Telephone:  (201) 622-6200
                   Facsimile:  (201) 622-3073





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






         (b)  with respect to the Parent:

                   KCS Energy, Inc.
                   379 Thornall Street
                   Edison, New Jersey 08837
                   Attention: Henry A. Jurand
                              Vice President, Treasurer
                              and Secretary
                   Telephone: (908) 632-1770
                   Facsimile: (908) 603-8960

                   with a copy to:

                   Orloff, Lowenbach, Stifelman & Siegel, P.A.
                   101 Eisenhower Parkway
                   Roseland, New Jersey 07068
                   Attention:  Ralph M. Lowenbach, Esq.
                   Telephone:  (201) 622-6200
                   Facsimile:  (201) 622-3073


         (c)  with respect to Proliq:

                   Proliq, Inc.
                   379 Thornall Street
                   Edison, New Jersey 08837
                   Attention: Kathryn M. Kinnamon
                              Assistant Treasurer
                   Telephone: (908) 632-1770
                   Facsimile: (908) 603-8960

                   with a copy to:

                   Orloff, Lowenbach, Stifelman & Siegel, P.A.
                   101 Eisenhower Parkway
                   Roseland, New Jersey 07068
                   Attention:  Ralph M. Lowenbach, Esq.
                   Telephone:  (201) 622-6200
                   Facsimile:  (201) 622-3073




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





         (c)  with respect to the Lender:

                   Canadian Imperial Bank of Commerce
                   425 Lexington Avenue
                   New York, New York 10017
                   Attention:  Asset Securitization Group
                   Telephone:  (212) 856-3850
                   Facsimile:  (212) 856-3643

Any party may designate a different or additional address for the delivery of notices by providing notice thereof to the other parties. Except as provided to the contrary above, all notices, demands, and other communications shall be effective upon personal delivery or upon the date of receipt by the addressee as shown on the return receipt. Rejection or other refusal to accept notices, demands, or other communications shall be of no effect, and all notices, demands, and other communications which are rejected or acceptance of which is refused shall be deemed to be effective upon the date on which the same were rejected or refused.

         15.2 Survival and Termination of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates and other documents delivered pursuant hereto shall survive (i) the making by the Lender of the Loans herein contemplated, (ii) the execution and delivery to the Lender of the Note, and (iii) the making of any investigation, and shall continue in full force and effect to the Credit Expiration Date or so long as any Loan or any amount payable to the Lender in connection with this Agreement is unpaid whichever is later, at which time this Agreement shall terminate, it being expressly understood that the obligations of the Borrower under Sections 5.1, 5.5, 8.7 and 12 hereof shall survive any termination of this Agreement.

         15.3 Applicable Law. THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         15.4 Waiver; Modifications in Writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder or under the Note or with respect to the Loans shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Lender at law or in equity. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Borrower or either Guarantor therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the Lender except that any amendment, modification, or waiver (i) reducing the principal amount of, reducing the interest rate borne by, or extending the final maturity of the Loans, or (ii) reducing the amount of the fees payable pursuant hereto, or (iii) changing the provisions contained in this Section 15.4 or (iv) releasing Assigned Collateral or Pledged Collateral, except to the extent the sale of such Assigned Collateral or Pledged Collateral is permitted by this Agreement, the Security Agreement or the Pledge Agreement, shall not be effective unless evidenced by a writing signed by or on behalf of the Lender. Any waiver of any provisions of this Agreement, and any consent to any departure by the Borrower or either Guarantor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or a Guarantor in any case shall entitle the Borrower or a Guarantor to any other or further notice or demand in similar or other circumstances.

         15.5 Non-Waiver of Rights. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

         15.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that neither the Borrower nor either Guarantor shall assign or transfer (by operation of law or otherwise) all or any part of their respective rights or obligations hereunder without the prior written consent of the Lender.

         (b) Notwithstanding the foregoing, the Lender may at any time change the Booking Office designated by it on Schedule 1. The Lender shall give prompt notice to the Borrower of any change in any Booking Office.





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





         15.7 Right to Grant Assignments and Participations. The Borrower, the Guarantors and the Lender agree that the Lender may, from time to time, sell a portion of the Lender's obligation to make Loans hereunder and of the Lender's rights hereunder, or grant participations herein, to financial institutions. Any such financial institution shall have the same rights as the Lender in respect of the rights granted to the Lender under Sections 5.1 and 5.5 and under Section
13. In such connection, it is agreed that the Lender shall not be responsible for a failure by any such financial institution, and that each such financial institution shall not be responsible for a failure by the Lender (or another such financial institution), to make or fund, as the case may be, its pro rata portion of any Loan. The Lender may furnish any information concerning the Borrower or either Guarantor in the possession of the Lender from time to time to such financial institutions (including prospective purchasers of assignments and participations hereunder).

         15.8 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         15.9 Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute a single document.

         15.10 Severability. In case any one or more of the provisions contained in this Agreement or any Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

         15.11 Waiver of Trial by Jury; Consent to Jurisdiction. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. Each of the Borrower and each Guarantor irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any instrument or document delivered pursuant to this Agreement may be brought in the Supreme Court of the State of New

York, County of New York, or in the United States District Court for the Southern District of New York. Each of the Borrower and each Guarantor, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each of the Borrower and each Guarantor has irrevocably appointed The Corporation Trust Company, 1633 Broadway, New York, New York 10019, as its agent to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any proceeding brought in any court which may be made on such agent. If for any reason such agent shall cease to be available to act as such, each of the Borrower and each Guarantor agrees to designate a new agent in The City of New York on the terms and for the purposes of this Section 15.11 satisfactory to the Lender. Each of the Borrower and each Guarantor further irrevocably consents to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 15.1 hereof. Each of the Borrower and each Guarantor hereby expressly and irrevocably waives any claim or defense in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section 15.11 shall affect or impair in any manner or to any extent the right of Lender to commence legal proceedings or otherwise proceed against the Borrower or either Guarantor in any jurisdiction or to serve process in any manner permitted by law.

         15.12 Set-off. The Lender (including any of its branches) is hereby authorized at any time or from time to time, without notice to the Borrower, either Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate (i) any and all deposits (general or special, matured or unmatured, time or demand, in whatever currency) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender under this Agreement or any other Loan Document, and (ii) any and all deposits (general or special, matured or unmatured, time or demand, in whatever currency) and any other Debt at any time held or owing by the Lender to or for the credit or the account of either Guarantor against and on account of the obligations and liabilities of such Guarantor to the Lender under this Agreement or any other Loan

Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         IN WITNESS WHEREOF, the Borrower, each Guarantor and the Lender have caused this Agreement to be duly executed by their duly authorized officers, all of the day and year first above written.


                                   KCS ENERGY MARKETING, INC.,
                                           as Borrower


                                   By
                                     -------------------------------
                                       Authorized Signatory

                                   KCS ENERGY, INC., as Guarantor


                                   By
                                     -------------------------------
                                       Authorized Signatory

                                   PROLIQ, INC., as Guarantor


                                   By
                                     -------------------------------
                                       Authorized Signatory

                                   CANADIAN IMPERIAL BANK OF
                                     COMMERCE, as Lender


                                   By
                                     -------------------------------
                                       Authorized Signatory

                                                                 Schedule 1
                                                           to the Loan Agreement


                                Booking Offices


Alternate Base Rate Lending Office:

                   425 Lexington Avenue
                   New York, New York 10017


Eurodollar Lending Office:

                   425 Lexington Avenue
                   New York, New York 10017

                                                                 Schedule 2
                                                           to the Loan Agreement


              List of Special Concentration Limits

    Name of Obligor                           Amount
    ---------------                           ------
Amerada Hess                                $3,500,000
Cabot Oil and Gas                            2,500,000
ENSERCH                                      1,200,000
Enron\Enron Gas Marketing                    1,800,000
Chevron Corp.                                1,600,000
Natural Gas Pipeline\Midcon                  1,200,000
Valero Energy                                1,200,000
Tenneco\Tenneco Gas Marketing                1,200,000
Louisiana Power and Light                    1,200,000
Philadelphia Gas Works                       2,700,000
Power Authority of New York                  2,000,000

                                                                 Schedule 3
                                                           to the Loan Agreement



                      List of Lock-Boxes


                                  Address of Lock-Box
    Lock-Box Address              Bank and Account No.

1.  KCS Energy Marketing, Inc.    First Fidelity Bank, N.A.
    P.O. Box 18032                570 Broad Street, A57005
    Newark, New Jersey 07191      Newark, New Jersey 07102
                                  Account No. 81305-187-33

2.  KCS Energy Management         First Fidelity Bank, N.A.
      Services, Inc.              570 Broad Street, A57005
    P.O. Box 18309                Newark, New Jersey 07102
    Newark, New Jersey 07191      Account No. 300-027346-0

                                                                 Schedule 4
                                                           to the Loan Agreement



               List of Volumetric Production Payment Contracts


1. Purchase and Sale Agreement made and entered into between Hall-Houston Oil Company, Inc., a Texas Corporation ("Seller") and KCS Energy Marketing, Inc., a New Jersey corporation ("Buyer") dated September 30, 1994 as amended by the First Amendment to Purchase and Sale Agreement, dated October 31, 1994, any further amendments or modifications thereto, and all conveyances of Production Payment and Production and Delivery Agreements entered into pursuant to such Purchase and Sale Agreement, as amended.

2. Production and Delivery Agreement made and entered into between Offshore Gas Partners, L.C., a Texas limited liability company ("Seller") and KCS Energy Marketing, Inc., a New Jersey corporation ("Buyer") dated August 1, 1994, and any amendments or modifications thereto and all Conveyances of Production Payment entered into in connection with the Production and Delivery Agreement.

3. Any other volumetric production payment contracts entered into by Borrower or acquired by Borrower hereafter in which or in the proceeds of which Comerica Bank-Texas shall have a security interest.

                                                               Schedule 6.22
                                                           to the Loan Agreement



                                 Trade Names

         The Borrower is registered to use the name "KCS Energy Management Services, Inc." for the transaction of business in the State of New Jersey.

                                                                Schedule 6.6
                                                           to the Loan Agreement


                              Pending Litigation

1. No. 93-65292; KCS Energy Marketing, Inc. vs. The Polaris Pipeline Corporation; 270th Judicial District Court of Harris County, Texas. The plaintiff seeks payment due on a natural gas account of approximately $53,000, court costs, attorneys fees, and punitive damages based on defendant's fraudulent conduct.

2. No. 94-1706; KCS Energy Marketing, Inc. vs. Federal Energy Regulatory Commission; United States Court of Appeals for the District of Columbia Circuit. Petitioner seeks review and reversal of three FERC Orders denying Petitioner a refund of PSP charges previously paid to Transcontinental Gas Pipe Line Corporation.

3. No. 90CI-12181; Tennessee Gas Pipeline Company v. The Lenape Resources Corporation (d/b/a/ Pomfret Production Co., Inc., and d/b/a Enercorp Resources, Inc.) ("KCS"), Tesoro Exploration and Production Company, Gulf Energy Pipeline Company and Coastal Oil and Gas Corporation; 57th District Court of Bexar County, Texas (the "Tennessee Pricing Suit"). This is a case in which plaintiff seeks to avoid taking and paying for gas under an agreement (the "Tennessee Gas Agreement") with defendants that calls for a higher than market price.

     In June, 1992 the Texas District Court upheld the contract and also awarded Lenape approximately $760,000 for legal fees and past underpayments. Tennessee Gas' subsequent motion for rehearing or a new trial on the issue of the appropriate price was denied by the District Court in September, 1992. The parties then filed appeals with the Texas Fourth Court of Appeals in San Antonio, Texas.

     In August, 1993, the Court of Appeals affirmed the lower court's decision that the leases were subject to the contract that the price payable by Tennessee Gas should be determined in accordance with Section 102(b)(2) of the NGPA and that KCS had the right to pool the leases, the production from which would be covered by the contract on a prorata acreage basis.

     The Court of Appeals also ruled that the lower court erred in granting summary judgment that the contract was not an output contract governed by the Texas Uniform Commercial Code ("Code"). In its judgment, the Court of Appeals ruled that the contract was subject to Section 2.306 of the Code, that new wells could be drilled and production increased, but that such increases were subject to the good faith and reasonableness provisions of the Code, an issue remanded to the lower court for trial. The Court of Appeals also set aside the lower court's awards to KCS of legal fees and past underpayments, pending the outcome of the trial on the output issue.

     In June, 1994, the Texas Supreme Court agreed to hear and decide the output issue raised by KCS in its application for a writ of error and to hear and decide certain of the issues which Tennessee Gas raised in its application for a writ of error involving rulings of the Court of Appeals which had been decided in favor of KCS. Oral argument before the Texas Supreme court was held December 13, 1994.

4. No. 3,448; Tennessee Gas Pipeline Company v. KCS Resources, Inc.; 49th District Court, Zapata County, Texas. The suit also involves the Tennessee Gas Agreement. Plaintiff claims the defendant injected propane into the gas delivered under the Tennessee Gas Agreement, thereby increasing the BTU content of the gas in order to bring the BTU content up to the requirements of the Tennessee Gas Agreement. Plaintiff claims that this is not permitted under the Tennessee Gas Contract, so that plaintiff is not obligated to purchase the gas.

     On November 28, 1994, KCS Resources filed its Answer denying all allegations and seeking a stay of this litigation until the Texas Supreme Court decides the issues in the Tennessee Pricing Suit.

5. No. 94-12219; Coastal Oil & Gas Corporation and Tesoro E&P Company, L.P., Plaintiffs vs. Jose de los Santos, et al., Defendants and KCS Resources, Inc., Plaintiff-Intervenor, vs. Jose de los Santos, et al., Defendants, and Tomas Chapa Yzaquirre, et al. Intervention

     Defendants, 193rd District Court, Dallas County, Texas. This suit seeks a declaratory judgment that gas royalties due owners of royalty interests on the properties subject to the Tennessee Gas Contract be computed on the basis of current market price, and not on the basis of the much higher price under the Tennessee Gas Contract. The plaintiffs also seek judgment that the royalty owners were paid properly for past production sold under the Tennessee Gas Contract.

6. No. 3463; Las Blancas Minerals, Ltd., et al, v. Coastal Oil & Gas Corporation, Tesoro E&P Company, L.P. and KCS Resources, Inc., 49th District Court, Zapata County, Texas. The royalty owners in Case No. 94-12219 (described above) filed for relief against the plaintiffs in that case, to require that royalties be paid based upon the Tennessee Gas Contract price. Relief is also sought for breach of implied marketing and lease administration obligations, injuring and conspiring to injure the real property and contractual rights, and to impose a constructive trust on the working interests of KCS, Tesoro and Coastal to prevent fraud.

     On 1/9/95, KCS will file a denial and ask that the suit be stayed pending resolution of Case No. 94-12219.

                                                             Schedule 8.6(g)
                                                          to the Loan Agreement


                           Form of Mid-Month Report

                  MID-MONTH REPORT KCS Energy Marketing, Inc.
                     Date: ____________ to ______________

GAS MARKETING DIVISION OF KCS ENERGY MARKETING, INC.


              Delivered      Average         Gross
Pipeline       Volumes     Sales Rate       Revenues
- - - - --------      ---------    ----------       --------






Sub-total:


ENERGY MANAGEMENT SERVICES DIVISION OF KCS ENERGY MARKETING INC.


                        Delivered      Average         Gross
Enduser                  Volumes     Sales Rate       Revenues
- - - - -------                 ---------    ----------       --------


CONSOLIDATED TOTALS

                                                                 EXHIBIT A
                                                           to the Loan Agreement

                                 [Form of Note]

$_______________                                                January __, 1995

         FOR VALUE RECEIVED, on the Credit Expiration Date (as defined in
Section 4.1 of the Loan Agreement hereinafter referred to), the undersigned hereby promises to pay to the order of CANADIAN IMPERIAL BANK OF COMMERCE (the "Lender"), the principal sum which is the lesser of ____________ ($_______) and the aggregate unpaid principal amount from time to time outstanding of all Loans made by the Lender, to the undersigned pursuant to Section 2.1 of the Loan Agreement, in immediately available funds and in lawful money of the United States of America, and to pay interest on the unpaid balance of said principal sum from time to time outstanding, from the date hereof, until the principal sum shall become due (whether by acceleration or otherwise), in like funds and money, at the office of the Lender as shall be designated by the Lender, as provided in said Loan Agreement for Loans made by the Lender and at the maturity hereof.

         This promissory note is the Note referred to in the Loan Agreement dated as of January 11, 1995 (as the same may from time to time be amended, the "Loan Agreement"), among the undersigned, KCS Energy, Inc., Proliq, Inc. and the Lender, to which Loan Agreement reference is made for a description of the rights of prepayment, the Events of Default and the rights of acceleration of maturity upon the occurrence of an Event of Default. All advances made by the Lender to the undersigned pursuant to the Loan Agreement and all payments made on account of principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this promissory note (provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the undersigned under this Note in respect of any such advance).

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                                          KCS ENERGY MARKETING, INC.


                                          By:
                                             -------------------------
                                                Authorized Signatory

                    [REVERSE OF NOTE OR SCHEDULE THERETO]


         This Note evidences Loans made by the Lender under Section 2.1 of the Loan Agreement dated as of January 11, 1995, as from time to time amended, among KCS ENERGY MARKETING, INC., KCS Energy, Inc., Proliq, Inc. and the Lender, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:


          PRINCIPAL    PRINCIPAL     PRINCIPAL
           AMOUNT     AMOUNT PAID     BALANCE     TYPE OF
DATE       LOANED     OR PREPAID    OUTSTANDING    LOAN
- - - - ----      ---------   -----------   -----------   -------

                                                                 EXHIBIT B
                                                           to the Loan Agreement


                            [Form of Certificate]

          [KCS ENERGY MARKETING, INC./KCS ENERGY, INC./PROLIQ, INC.]

                                 Certificate

         I, the undersigned, Secretary of [KCS ENERGY MARKETING, INC./KCS ENERGY, INC./PROLIQ, INC.], a ________ corporation ([the "Borrower"/the "Guarantor"]), DO HEREBY CERTIFY that:

         1. This Certificate is furnished pursuant to Section 7.3[(e)/(f)] of that certain Loan Agreement dated as of January 11, 1995 (the "Agreement") among the Borrower, the Guarantor, [KCS Energy, Inc./Proliq, Inc.] and Canadian Imperial Bank of Commerce (the "Lender"). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to those terms in the Agreement.

         2. Attached hereto as Exhibit A is a copy of the Certificate of Incorporation of [the Borrower/the Guarantor], certified by the Secretary of State of the State of __________.

         3. There have been no amendments to the Certificate of Incorporation of [the Borrower/the Guarantor] since __________, 199_.(1)

         4. Attached hereto as Exhibit B is a true and correct copy of the by-laws of [the Borrower/the Guarantor] as in effect on the date hereof.

- - - - -------------------

(1) Insert the date of the Secretary of State's Certificate furnished pursuant to paragraph 2.

         5. Attached hereto as Exhibit C is a true and correct copy of resolutions duly adopted by the Board of Directors of [the Borrower/the Guarantor] on _____________, 1994, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect.

         6. The below-named persons have been duly elected, have duly qualified as of and at all times since ___________, 1994(2) (to and including the date hereof) have been officers of [the Borrower/the Guarantor], holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.


               Name                  Office                Signatures
               ----                  -------               ----------
                                     [Title]
- - - - ---------------------------------               --------------------------------
                                     [Title]
- - - - ---------------------------------               --------------------------------
                                     [Title]
- - - - ---------------------------------               --------------------------------

         WITNESS my hand and the seal of [the Borrower/the Guarantor] this ___ day of ________________, 199_.



                                     -------------------------------
                                                Secretary





- - - - -------------------
(2) Insert the date next preceding the effective date of adoption of the resolutions referred to in paragraph 4 above.

         I, the undersigned, [title] of [the Borrower/the Guarantor], DO HEREBY CERTIFY that:

         1. [Name of Secretary] is the duly elected and qualified Secretary of [the Borrower/the Guarantor] and the signature above is [his/her] genuine signature.

         2. Each of the Loan Agreement and each other [Loan Document to which the undersigned is a party] is in existence and is in full force and effect on the date hereof.

         3. The representations and warranties on the part of [the Borrower/the Guarantor] contained or reaffirmed and repeated in the Loan Agreement and in each other [Loan Document to which the undersigned is a party] are true and correct at and as of the date hereof as though made on and as of the date hereof.

         4. To the best of my knowledge, no Portfolio Event, Event of Default or Default has occurred and is continuing, or would result from the consummation of the initial borrowing on this date.

         WITNESS my hand on this _____ day of ____________, 199_.





                                                  -----------------------------
                                                       Authorized Signatory

                                                                 EXHIBIT C
                                                           to the Loan Agreement

                       [Form of Guarantor Certificate]

                       [KCS ENERGY, INC./PROLIQ, INC.]

                                 Certificate

         I, the undersigned, [name], the [title] of [KCS ENERGY, INC., a Delaware corporation][PROLIQ, INC., a New Jersey corporation] (the "Guarantor"), DO HEREBY CERTIFY that:


         1. This Certificate is furnished pursuant to Section 7.7 of that certain Loan Agreement dated as of January 11, 1995 (the "Agreement") among KCS Energy, Marketing Inc., the Guarantor, [KCS Energy Inc/Proliq, Inc.] (the "Co-Guarantor") and Canadian Imperial Bank of Commerce (the "Lender"). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to those terms in the Agreement.

         2. (i) the representations and warranties of each of the Borrower and each Guarantor set forth in Section 6 of the Agreement are on the date hereof, and will on the date of the proposed borrowing be, true and correct as if made on and as of each such date, (ii) no Portfolio Event, Default or Event of Default has occurred and is continuing on the date hereof or shall have occurred and be continuing on the date of the proposed borrowing, and
    (iii) after giving effect to the making of the Loans requested hereby, the aggregate principal amount of all Loans outstanding will not exceed the lesser of (A) the Borrowing Base and (B) the Loan Commitment.


         WITNESS my hand this __ day of ____________, 199_.


                                                   ----------------------------
                                                   [title]

                                                                 EXHIBIT D
                                                           to the Loan Agreement


                          [Form of Security Agreement]

                                                                 EXHIBIT E
                                                           to the Loan Agreement


                          [Form of Pledge Agreement]

                                                                 EXHIBIT F
                                                           to the Loan Agreement


                            [Form of Loan Request]


Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, New York 10017

Attention:  [Name]
            [Title]

         This Loan Request is delivered to you pursuant to Section 2.3 and
Section 7.5 of the Loan Agreement dated as of January 11, 1995 (as it may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") among KCS Energy Marketing, Inc. (the "Borrower"), KCS Energy, Inc., Proliq, Inc. and Canadian Imperial Bank of Commerce (the "Lender"). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein will have the respective meanings assigned to them in the Agreement.

         The Borrower hereby requests that Loans be made in the aggregate principal amount of $___________ on ___________, 199_ as [a Eurodollar Loan/an Alternate Base Rate Loan].

         The Borrower hereby affirms that (i) the representations and warranties of the Borrower set forth in Section 6 of the Agreement are on the date hereof, and will be on the date of the proposed borrowing, true and correct as if made on and as of each such date, (ii) no Portfolio Event, Default or Event of Default has occurred and is continuing on the date hereof or shall have occurred and be continuing on the date of the proposed borrowing, and (iii) after giving effect to the making of the Loans requested hereby, the aggregate principal amount of all Loans outstanding will not exceed the lesser of (A) the Borrowing Base and (B) the Loan Commitment.

         The Borrower agrees that if, prior to the time that the borrowing requested hereby is made, any matter affirmed herein shall no longer be true and correct, it will immediately so notify the Lender. Except to the extent, if any, that prior to the time that the borrowing requested hereby is made the Lender shall receive written notice to the contrary from the Borrower each matter affirmed herein shall be deemed once again to be affirmed as true and correct as of the date of such borrowing as if then made.

            Please wire transfer the proceeds of the requested borrowing to the account(s) of the following Persons at the financial institution(s) indicated below:

Amount to be        Person to be Paid        Name, Address, etc.
Transferred        Name        Account No.   of Payee Bank
- - - - -----------        ----        -----------   -------------------

$__________   _____________     _________    __________________
                                             __________________
                                             ABA #_____________
                                             Attention: _______

$__________   _____________     _________    __________________
                                             __________________
                                             ABA #_____________
                                             Attention: _______

         The Borrower has caused this Loan Request to be executed and delivered, and the affirmations and warranties contained herein to be made, by their duly authorized officers this ____ day of __________, 199_.

                                          KCS ENERGY MARKETING, INC.


                                          By:
                                             -----------------------
                                             Title:

                                                                 EXHIBIT G
                                                           to the Loan Agreement


                 [Form of Notice of Conversion or Continuation]

Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, New York 10017

Attention:  [Name]
            [Title]

         This Notice of Conversion or Continuation is delivered to you pursuant to Section 3.1(c) of the Loan Agreement dated as of January 11, 1995 (as it may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") among KCS Energy Marketing, Inc. (the "Borrower"), KCS Energy, Inc., Proliq, Inc. and Canadian Imperial Bank of Commerce (the "Lender"). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein will have the respective meanings assigned to them in the Agreement.

         The Borrower hereby requests that on ____________, 199_,

              (1) $_________ of the currently outstanding principal amount of the Loans originally made on __________, 199_ [and $________ of the currently outstanding principal amount of the Loans originally made on _________, 199_],

              (2)  all currently being maintained as
                      [Alternate Base Rate Loans/Eurodollar Loans],

              (3)  be [converted into/continued as]
                      [Alternate Base Rate Loans/Eurodollar Loans].

         The Borrower hereby certifies that (i) the representations and warranties of the Borrower set forth in Section 6 of the Agreement are on the date hereof, and will be on the date of the proposed [conversion/continuation], true and correct as if made on and as of such dates, and (ii) no Portfolio Event, Default or Event of Default has occurred and is continuing on the date hereof or shall have occurred and be continuing on the date of the proposed [conversion/continuation].

         The Borrower agrees that if, prior to the time that the [conversion/continuation] requested hereby is made, any matter certified to herein shall no longer be true and correct, it will immediately so notify the Lender. Except to the extent, if any, that prior to the time that the [conversion/continuation] requested hereby is made the Lender shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct as of the date of such [conversion/continuation] as if then made.

         The Borrower has caused this Notice of Conversion or Continuation to be executed and delivered, and the certifications and warranties contained herein to be made, by their duly authorized officers this ____ day of __________, 199_.

                                         KCS ENERGY MARKETING, INC.

                                         By:
                                            -----------------------------
                                            Title:

                                                                 EXHIBIT H
                                                           to the Loan Agreement


                     [FORM OF RECEIVABLES ACTIVITY REPORT]